                                                                    EXHIBIT 99.2

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION

IN RE:                                )
                                      )
WEBLINK WIRELESS, INC.,               )  CASE NO. 01-34275-SAF-11
PAGEMART PCS, INC.,                   )  CASE NO. 01-34277-SAF-11
PAGEMART II, INC.                     )  CASE NO. 01-34279-SAF-11
                                      )
                           DEBTORS.   )  JOINTLY ADMINISTERED UNDER
                                      )  CASE NO. 01-34275-SAF-11

--------------------------------------------------------------------------------
          FIRST AMENDED DISCLOSURE STATEMENT FOR PLAN OF REORGANIZATION
       OF WEBLINK WIRELESS, INC., PAGEMART PCS, INC. AND PAGEMART II, INC.
          DATED APRIL __, 2002 UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
--------------------------------------------------------------------------------

     11 U.S.C. SECTION 1125(b) PROHIBITS SOLICITATION OF AN ACCEPTANCE OR REJECTION OF A PLAN OF REORGANIZATION UNLESS A COPY OF THE PLAN OF REORGANIZATION OR A SUMMARY THEREOF IS ACCOMPANIED OR PRECEDED BY A COPY OF A DISCLOSURE STATEMENT APPROVED BY THE BANKRUPTCY COURT. THIS PROPOSED DISCLOSURE STATEMENT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT, AND, THEREFORE, THE FILING AND DISSEMINATION OF THIS PROPOSED DISCLOSURE STATEMENT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED AS, AN AUTHORIZED SOLICITATION PURSUANT TO 11 U.S.C. SECTION 1125 AND RULE 3017 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE. NO SUCH SOLICITATION WILL BE MADE EXCEPT AS AUTHORIZED PURSUANT TO SUCH LAW AND RULES.

     THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY, AND THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED WITH OR APPROVED OR RECOMMENDED BY, THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR THE STATEMENTS OR INFORMATION CONTAINED HEREIN.

        DAVIS POLK & WARDWELL                WINSTEAD SECHREST & MINICK P.C.
        Ulrika Ekman                         Michael A. McConnell, TBN 13447300
        David D. Tawil                       1201 Elm Street, Suite 5400
        450 Lexington Avenue                 Dallas, Texas 75270
        New York, New York 10017             (214) 745-5400
        (212) 450-4000
                                             J. Michael Sutherland, TBN 19524200
        Special Counsel to Debtors and       777 Main Street, Suite 1100
        Debtors in Possession                Fort Worth, Texas 76102
                                             (817) 420-8200

                                             Counsel to Debtors and Debtors in
                                             Possession

                                TABLE OF CONTENTS

                                                                                            PAGE
I.    EXECUTIVE SUMMARY AND BACKGROUND OF PLAN AND DISCLOSURE STATEMENT......................1
      A.       PURPOSES OF THE DISCLOSURE STATEMENT..........................................1
      B.       RECORD DATE; VOTING; REQUIRED APPROVALS.......................................1
      C.       BACKGROUND OF THE DEBTORS AND EVENTS LEADING TO THE PLAN......................2
               1.    Corporate Structure.....................................................2
               2.    The Company's Business..................................................2
               3.    Assets of the Debtors...................................................3
               4.    Litigation..............................................................4
               5.    Summary of Certain Pre-Existing Lending Facilities......................5
               6.    Prepetition Restructuring Activities....................................6
               7.    DIP Financing...........................................................7
               8.    Post-Petition Business Developments.....................................7
      D.       COMPONENTS OF THE PLAN; TREATMENT OF CLASSES OF CLAIMS AND INTERESTS..........8
               1.    Treatment of Prepetition Bank Credit Facility and Vendor Financing
                      Arrangement............................................................8
               2.    Treatment of the WebLink Notes, General Unsecured Claims and
                     Convenience Unsecured Claims............................................8
               3.    Treatment of Equity and Subordinated Claims.............................9
               4.    Classification of Claims................................................9
               5.    Treatment of Classes...................................................11
               6.    Liquidation Analysis...................................................12
      E.       RISK FACTORS.................................................................12
      F.       REORGANIZED WEBLINK..........................................................13
      G.       POSTPETITION COMMITTEES......................................................13

II.   THE PLAN OF REORGANIZATION............................................................13
      A.       INTRODUCTION.................................................................13
      B.       CLASSIFICATION OF CLAIMS AND INTERESTS.......................................14
               1.    Summary................................................................14
               2.    Classification and Treatment...........................................15

III.  FINANCIAL ANALYSIS....................................................................18
      A.       LIQUIDATION ANALYSIS.........................................................18
               1.    Estimate of Net Proceeds...............................................19
               2.    Estimate of Costs......................................................19
               3.    Distribution of Net Proceeds under Absolute Priority...................19
               4.    Footnotes to Liquidation Analysis......................................22
      B.       PROJECTIONS..................................................................24
               1.    Responsibility for and Purpose of the Projections......................24
               2.    Summary of Significant Assumptions.....................................25
               3.    Special Note Regarding Forward-Looking Statements......................25
               4.    Financial Projections..................................................25

IV.   PROCEDURES FOR TREATMENT OF DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS..............26
      A.       RESOLUTION OF DISPUTED CLAIMS................................................26
               1.    Prosecution of Objections to Claims....................................26
               2.    Estimation of Claims...................................................26
               3.    Payments and Distributions on Disputed Claims..........................26

                                                                                            PAGE
      B.       ALLOWANCE OF CLAIMS AND INTERESTS............................................26
      C.       CONTROVERSY CONCERNING IMPAIRMENT............................................27

V.    TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.................................27
      A.       ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.......................27
      B.       CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES.........27
      C.       CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES ASSUMED........27
      D.       INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES.........................28
      E.       COMPENSATION AND BENEFIT PROGRAMS............................................28

VI.   MEANS FOR IMPLEMENTATION OF THE PLAN..................................................28
      A.       CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN REORGANIZED WEBLINK...28
      B.       CANCELLATION OF NOTES, INSTRUMENTS, DEBENTURES, COMMON STOCK, OPTIONS, AND
               WARRANTS.....................................................................28
      C.       ISSUANCE OF NEW SECURITIES; EXECUTION OF RELATED DOCUMENTS...................29
      D.       SETTLEMENT OF DIP FINANCING..................................................29
      E.       DIRECTORS AND OFFICERS.......................................................29
      F.       CORPORATE GOVERNANCE.........................................................29
      G.       CORPORATE ACTION.............................................................30
      H.       EMPLOYMENT AND SEVERANCE PLANS...............................................30
               1.    Severance Plan.........................................................30
               2.    CEO Employment Arrangement.............................................30
      I.       MANAGEMENT INCENTIVE PLANS...................................................30
      J.       SOURCES OF CASH FOR PLAN DISTRIBUTION........................................30

VII.  PROVISIONS GOVERNING DISTRIBUTIONS....................................................31
      A.       DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE....................31
      B.       DISTRIBUTIONS BY REORGANIZED WEBLINK; DISTRIBUTIONS WITH RESPECT TO DEBT
               SECURITIES...................................................................31
      C.       DELIVERY AND DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS......31
               1.    Delivery of Distributions in General...................................31
               2.    Undeliverable Distributions............................................32
      D.       DISTRIBUTION RECORD DATE.....................................................32
      E.       TIMING AND CALCULATION OF AMOUNTS TO BE DISTRIBUTED..........................32
      F.       SETOFFS......................................................................32
      G.       SURRENDER OF CANCELED INSTRUMENTS OR SECURITIES..............................33
      H.       LOST, STOLEN, MUTILATED OR DESTROYED DEBT SECURITIES.........................33
      I.       HART-SCOTT-RODINO COMPLIANCE.................................................33

VIII. CONDITIONS PRECEDENT..................................................................33
      A.       CONDITIONS PRECEDENT TO CONFIRMATION.........................................33
      B.       CONDITIONS PRECEDENT TO CONSUMMATION.........................................34
      C.       WAIVER OF CONDITIONS.........................................................34
      D.       EFFECT OF NON-OCCURRENCE OF CONDITIONS TO CONSUMMATION.......................34

IX.   RELEASE, INJUNCTIVE AND RELATED PROVISIONS............................................34
      A.       SUBORDINATION................................................................34
      B.       LIMITED RELEASES BY THE DEBTORS..............................................35

                                                                                            PAGE
      C.       PRESERVATION OF RIGHTS OF ACTION.............................................35
      D.       EXCULPATION..................................................................35
      E.       INJUNCTION...................................................................36

X.    RETENTION OF JURISDICTION.............................................................36

XI.   PROCESS OF VOTING AND CONFIRMATION....................................................37
      A.       VOTING INSTRUCTIONS..........................................................37
      B.       CONFIRMATION HEARING.........................................................38
      C.       STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN..........................39
               1.    Best Interests of Creditors Test/Liquidation Analysis..................40
               2.    Financial Feasibility..................................................40
               3.    Acceptance by Impaired Class...........................................40
               4.    Confirmation Without Acceptance by All Impaired Classes................41

XII.  ADDITIONAL CONSIDERATIONS.............................................................41
      A.       FINANCIAL INFORMATION; DISCLAIMER............................................41
      B.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES......................................42
               1.    Federal Income Tax Consequences of the Plan to the Holders of Claims...42
               2.    Federal Income Tax Consequences of the Plan to the Company.............43
      C.       LIQUIDITY CONSIDERATIONS.....................................................44
               1.    Restriction on Transfer................................................44
               2.    Potential Non-Liquidity of Plan Securities.............................44
      D.       SECURITIES LAWS MATTERS......................................................44
               1.    Initial Issuance of New Common Stock...................................45
               2.    Resale of Claimants Securities.........................................45
               3.    De-Registration; No Further SEC Filings................................46
      E.       CERTAIN BANKRUPTCY CONSIDERATIONS............................................46
               1.    Objection to Classifications...........................................46
               2.    Risk of Non-Confirmation of the Plan...................................46
               3.    Nonconsensual Confirmation.............................................46
               4.    Delays of Confirmation and/or Effective Date...........................47
      F.       CERTAIN BUSINESS RISKS.......................................................47
               1.    Dependence on Metrocall and Other Large Customers......................47
               2.    Commercial Viability of Wireless Data Services.........................47
               3.    History of Operating Losses............................................47
               4.    Highly Competitive Market..............................................48
               5.    Subscriber Disconnections..............................................48
               6.    Dependence on Key Personnel............................................48
               7.    Technological Risk.....................................................48
               8.    Suppliers..............................................................49
               9.    Government Regulation..................................................49

XIII. FIRST DAY AND OTHER MOTIONS...........................................................50
      A.       SCHEDULING OF HEARING AND NOTICE PROCEDURES REGARDING APPROVAL OF
               DISCLOSURE STATEMENT FOR JOINT PLAN OF REORGANIZATION........................50
      B.       RETENTION OF WINSTEAD SECHREST & MINICK P.C. AS COUNSEL TO DEBTORS AND
               DEBTORS IN POSSESSION AND DAVIS POLK & WARDWELL AS SPECIAL COUNSEL TO
               DEBTORS AND DEBTORS IN POSSESSION............................................50
      C.       GREENHILL & CO., LLC AS FINANCIAL ADVISORS TO DEBTORS AND DEBTORS IN
               POSSESSION...................................................................50
      D.       RETENTION OF BANKRUPTCY SERVICES, LLC ("BSL") AS CLAIMS AND NOTICING AGENT...50
      E.       EMPLOYEE CLAIMS AND EXISTING BENEFIT PROGRAMS................................51

                                                                                            PAGE
      F.       CASH MANAGEMENT SYSTEM.......................................................51
      G.       DIP FINANCING................................................................51
      H.       EXCLUSIVITY..................................................................51

XIV.  MISCELLANEOUS PROVISIONS..............................................................51
      A.       DISSOLUTION OF COMMITTEE(S)..................................................51
      B.       PAYMENT OF STATUTORY FEES....................................................51
      C.       DISCHARGE OF DEBTORS.........................................................51
      D.       MODIFICATION OF PLAN.........................................................52
      E.       REVOCATION OF PLAN...........................................................52
      F.       PLAN CONTROLS................................................................52
      G.       SUCCESSORS AND ASSIGNS.......................................................52
      H.       RESERVATION OF RIGHTS........................................................52
      I.       SECTION 1146 EXEMPTION.......................................................52
      J.       COMPLIANCE WITH TAX REQUIREMENTS.............................................52
      K.       FURTHER ASSURANCES...........................................................52
      L.       SERVICE OF DOCUMENTS.........................................................53
      M.       POST-EFFECTIVE DATE FEES AND EXPENSES........................................53
      N.       PLAN SUPPLEMENT..............................................................53
      O.       SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE................................54
      P.       FILING OF ADDITIONAL DOCUMENTS...............................................54
      Q.       REQUEST FOR EXPEDITED DETERMINATION OF TAXES.................................54

XV.   RECOMMENDATION........................................................................55

EXHIBIT A      Plan of Reorganization

                                       I.
        EXECUTIVE SUMMARY AND BACKGROUND OF PLAN AND DISCLOSURE STATEMENT

         On May 23, 2001 the Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. The Chapter 11 Cases have been procedurally consolidated and are being jointly administered with the Debtors managing their businesses, as debtors in possession, subject to the control and supervision of the Bankruptcy Court.

         The Debtors submit this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code in connection with the solicitation of acceptances of the Plan, a copy of which is annexed hereto as Exhibit A. Capitalized terms used have the meaning ascribed to them in the Plan unless context requires otherwise.

         THE FOLLOWING CLASSES ARE UNIMPAIRED UNDER THE PLAN, AND HOLDERS OF CLAIMS IN SUCH CLASSES ARE CONCLUSIVELY PRESUMED TO HAVE ACCEPTED THE PLAN PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE:

         CLASS 1         OTHER PRIORITY CLAIMS

         THE FOLLOWING CLASSES WILL RECEIVE NO DISTRIBUTION NOR RETAIN ANY PROPERTY UNDER THE PLAN AND ARE CONCLUSIVELY PRESUMED TO HAVE REJECTED THE PLAN PURSUANT TO SECTION 1126(g) OF THE BANKRUPTCY CODE:

         CLASS 8         SUBORDINATED CLAIMS

         CLASS 9         INTERESTS



A.       PURPOSES OF THE DISCLOSURE STATEMENT

         The Solicitation Materials, including this Disclosure Statement and a Ballot to be used for voting on the Plan, are being distributed to Impaired Classes of Claims and Interests. Classes of Claims impaired under the Plan and entitled to vote are Classes 2, 3, 4, 5, 6 and 7. In addition, Classes of Claims and Interests impaired under the Plan and, as described below, not entitled to vote on the Plan, are Classes 8 and 9. The purpose of such solicitation, among other things, is to obtain the requisite number of acceptances of the Plan under the Bankruptcy Code from the Impaired Classes entitled to vote ("Statutory Requirements for Confirmation of Plan" are described in Article XI.C herein). Assuming the requisite acceptances are obtained, the Debtors intend to seek confirmation of the Plan at the Confirmation Hearing (as defined in Article XI.B herein) commencing on ____________ __, 2002.

B.       RECORD DATE; VOTING; REQUIRED APPROVALS

         The Debtors have established ____________ __, 2002 (the "Record Date") as the date for determining which Holders of Claims are eligible to vote on the Plan. After carefully reviewing this Disclosure Statement, the Plan and the other solicitation materials, each Holder of a Claim in an Impaired Class entitled to vote on the Plan should vote to accept or reject the Plan in accordance with the Voting Instructions, and return the Ballot to Bankruptcy Services, LLC (the "Information Agent"), [ADDRESS] in a manner so that it is received by 4:00 p.m., prevailing Eastern Time on or before ____________ __, 2002 (the "Voting Deadline"). Any Ballot received after that date and time may not be counted. Ballots should be returned in accordance with the instructions for delivery set forth in the Voting Instructions.

         Each Holder of a Claim in Classes 2, 3, 4, 5, 6 and 7 is entitled to vote either to accept or to reject the Plan. Holders of Claims in such Classes shall have accepted the Plan if (i) the Holders of at least two-thirds in dollar amount of the Allowed Claims actually voting in each such Class have voted to accept the Plan and (ii) the Holders of more than one-half in number of the Allowed Claims actually voting in each such Class have voted to accept the Plan. Because, as noted below, certain Impaired Classes will receive no distribution nor retain any property under the Plan, and thus are conclusively presumed to have rejected the Plan, the Debtors will seek confirmation of the Plan pursuant to a procedure commonly known as "cram-down". The cram-down procedure is described in more detail in Article XI.C.4 herein.

C.       BACKGROUND OF THE DEBTORS AND EVENTS LEADING TO THE PLAN

         1.       CORPORATE STRUCTURE

         The predecessor corporation of WebLink Wireless, Inc. was incorporated under the name PageMart, Inc. as a Delaware corporation on May 8, 1989. In January 1995, PageMart, Inc. effected a corporate reorganization pursuant to which PageMart Nationwide, Inc., a Delaware corporation, became the holding company parent of PageMart, Inc. In December 1995, the name of PageMart Nationwide, Inc. was changed to PageMart Wireless, Inc. On January 28, 1998, PageMart, Inc. was merged into PageMart Wireless, Inc., with PageMart Wireless, Inc. as the surviving corporation. On December 1, 1999, the name of PageMart Wireless, Inc. was changed to WebLink Wireless, Inc. PageMart PCS, Inc. and PageMart II, Inc. are wholly-owned subsidiaries of WebLink Wireless, Inc.

         In this Disclosure Statement, WebLink Wireless, Inc. and its subsidiaries are sometimes referred to as the "Company."

         2.       THE COMPANY'S BUSINESS

         The Company is a leading provider of wireless data and paging services. During 2001, the Company continued offering wireless data services, including device-to-device ("2way") messaging, wireless e-mail and business forms and wireless transmission of machine originated data (telemetry), building upon the new vision of the Company as a provider of wireless data services to leading telecommunication companies, strategic resellers, value added resellers and businesses. The Company's nationwide Internet protocol based wireless data network covers approximately 90% of the U.S. population.

         The Company provides wireless data services through its Wireless Data Division. Wireless data service provides messaging capabilities such as 2way communications, allowing people to converse in an unobtrusive near real time manner, and wireless e-mail allowing people to send and receive e-mail messages to or from any Internet e-mail address. Businesses are increasingly deploying the Company's wireless forms applications to automate dispatch, trouble ticketing, sales, and remote worker scheduling and management. These applications have enjoyed success with businesses, where they can provide a significant return on investment through productivity enhancements. In addition, the Company's web site serves as a portal through which customers can order Internet-based information which will be forwarded to their devices periodically or upon request. Telemetry applications allow machines such as office, vending or metering equipment to wirelessly report information such as alarm status, inventory levels and usage to the equipment owner or operator. At December 31, 2001, the Company had 508,089 wireless data units in service.

         The Company provides paging services through its Traditional Paging Division. The Company built its paging strategy around the concepts of diversified distribution channels, exclusive nationwide frequencies, efficient and flexible network architecture, and centralized control of the network and administrative functions. The result was rapid subscriber growth that was generated internally rather than through acquisition of other paging carriers. However, the paging industry stopped growing in 1998 and is now a declining business. In 2001, paging units in service declined by 836,330 and recurring revenue declined by $85.2 million. As a result, while the paging business is expected to continue to produce cash flow in 2002, the Company expects this business to continue to decline and to represent a small portion of the enterprise value of the Company. At December 31, 2001, the Company had 1,028,230 paging units in service.

         The Company also provides its U.S. domestic customers with seamless paging services across the Americas, including Canada, Mexico, much of the Caribbean and Central America, and parts of South America. Through network affiliation agreements with owners of foreign networks, the Company's network is interconnected with foreign networks operating on a common frequency, thus providing roaming capabilities for the Company's customers in the foreign countries and for the customers of the foreign networks in the United States.

         The Company believes it is currently the fourth largest wireless messaging carrier in the United States, based on 1,536,319 units in service as of December 31, 2001.

         3.       ASSETS OF THE DEBTORS

         The principal tangible assets of the Company are its inventory of subscriber devices and its messaging network equipment, which includes switching terminals, transmitters, receivers and a host of related equipment such as satellite and digital link controllers, satellite dishes, antennas and cable.

         The Company provides wireless data and traditional paging services directly to subscribers over its own transmission facilities. The Company (through subsidiaries) holds three exclusive nationwide paging licenses, as well as exclusive licenses on various paging frequencies in certain metropolitan areas, including New York, Los Angeles and Chicago. Additionally, the Company holds a 50kHz unpaired nationwide narrowband personal communications services ("PCS") license (the "Nationwide Narrowband License") and five 50/50kHz paired regional narrowband PCS licenses (the "Regional Narrowband Licenses"); the latter five licenses authorize the Company to operate regional wireless data systems on the same frequencies throughout the continental United States. The Nationwide Narrowband License was granted on September 29, 1994, and the Regional Narrowband Licenses were granted on January 27, 1995. The Nationwide Narrowband License and the Regional Narrowband Licenses are utilized in connection with the Company's wireless data network.

         The Company has obtained both United States trademark and service mark registrations for its PageMart word mark and is pursuing federal registration for its WebLink Wireless mark. The Company owns registrations for 19 of its marks in the United States. These federal registrations may be renewed as long as the marks continue to be used in interstate commerce. At December 31, 2001, the Company had 7 service mark/trademark applications pending before the United States Patent and Trademark Office. The Company has also obtained, or is in various stages of applying for, registrations for its PageMart and WebLink Wireless marks and several of its other marks in approximately 20 other countries or jurisdictions where the Company conducts or anticipates expanding its international business. The Company has also taken steps to reserve corporate names in certain foreign countries where the Company anticipates expanding its international business.

         The Company is the owner of six United States patents, namely, United States Patent Nos. 6,347,235; 6,353,606; 6,097,930; 6,097,969; 6,097,970 and
6,198,808. The Company is also the owner of six United States patent applications and a portfolio of foreign patent applications based on its United States patents and patent applications. The inventions claimed in those United States patents and patent applications cover aspects of the Company's current and possible future messaging systems and related proprietary technologies. The Company may prepare other United States patent applications. The Company's present intention is not to rely primarily on intellectual property rights to protect or establish further its market position; however, the Company is committed to developing a portfolio of patents that it anticipates may be of value in negotiating intellectual property rights with others in the industry. The Company does not currently intend to broadly license its intellectual property rights.

         The Company generally leases the locations used for its transmission and receiving facilities under operating leases. These leases are generally for five years or less. The Company does not anticipate material difficulty in renewing these leases or finding equally suitable alternate facilities on acceptable terms. During 2001, the Company leased approximately 178,500 square feet of office space for its corporate headquarters in Dallas, Texas. In February 2002, the Company amended the office lease to reduce the amount of space leased to 89,457 square feet and extended the expiration date by two years. The lease has a cost in 2002 of approximately $2.1 million, and is subject to annual escalations during its term. The lease expires on, January 31, 2010 and the Company has a renewal option for an additional five year term. The Company leases varying amounts of space for call centers and other facilities at various locations. Aggregate annual rental charges under site and office leases were approximately $32.2 million for 2001.

         PageMart PCS, Inc. holds the narrowband PCS licenses issued by the FCC. PageMart II, Inc. holds certain one-way FCC licenses. Other than these licenses, PageMart PCS, Inc. and PageMart II, Inc. have no significant assets.

         4.       LITIGATION

         In March and April of 2001, the Company was served with five lawsuits against it and John D. Beletic, its chairman, seeking to recover an unspecified amount of monetary damages allegedly caused by the Company's alleged fraudulent scheme to artificially inflate the price of the Company's common stock through a series of alleged false and misleading statements to the market and alleged material omissions in violation of federal and state securities laws. Four of the lawsuits are filed in the U.S. District Court for the Northern District of Texas and seek class action status on behalf of persons who purchased the Company's common stock on the open market during the period from December 29, 2000, through February 20, 2001. The fifth lawsuit was filed in the Dallas County Court at Law on behalf of a single stockholder that purchased the Company's common stock on the open market during the same time period. The fifth suit has been removed to the same federal court in which the other suits are filed. No discovery has yet occurred, and the Company believes the lawsuits have no merit. During the pendency of the Chapter 11 case, plaintiffs are stayed under Section 362 of the Bankruptcy Code from pursuing the claims in the lawsuits.

         In October 2001, Glenayre filed a motion in the Bankruptcy Court to modify the automatic stay allowing Glenayre to foreclose on collateral and terminate non-exclusive software licenses. As of the Petition Date, the Company was indebted to Glenayre in the amount of $8.6 million (the "Indebtedness") for the purchase of certain network equipment and software licenses. The Indebtedness is secured by such equipment and software licenses, which represent only a small fraction of the infrastructure equipment that comprises the Company's network. Nevertheless, the software licenses held by the Company relating to such equipment are necessary for the Company to continue its current operations. The Company does not believe that Glenayre's arguments to terminate the software licenses would ultimately be successful; however, the issues raised by Glenayre's pleadings have not been definitively decided by the courts in the jurisdiction where the Company's bankruptcy proceedings are ongoing. Therefore, in order to avoid further litigation and to maintain its relationship with Glenayre, the Company is negotiating an overall settlement with Glenayre that it expects will address the continued use of the licenses and Glenayre Care maintenance and support services. Portions of this settlement will likely be subject to confirmation of a plan of reorganization providing certain defined benefits for Glenayre.

While the Company believes that it will reach a settlement with Glenayre, no assurance of this can be given.

         The Company is involved in various other lawsuits arising in the normal course of business. In management's opinion, the ultimate outcome of these other lawsuits will not have a material adverse effect on the results of operations or financial condition of the Company.

         5.       SUMMARY OF CERTAIN PRE-EXISTING LENDING FACILITIES

                  (a)      PREPETITION BANK CREDIT FACILITY

         In March 1999, the Company entered into the Prepetition Bank Credit Facility with Bankers Trust Company and Morgan Stanley Senior Funding, Inc. which provides for a $100 million credit facility. The Prepetition Bank Credit Facility replaced the $50 million revolving line of credit the Company established on May 11, 1995 with BT Commercial Corporation, as Agent, and Bankers Trust Company, as issuing bank, which was simultaneously terminated.

         In December 2000, the Company amended the Prepetition Bank Credit Facility to provide borrowings up to $80 million with an additional $20 million upon further approval of the banks. In the first quarter of 2001, the Company borrowed an additional $25.1 million to pay the interest due on the 15% Notes (as defined below) and support general operations. As of December 31, 2001, $78.5 million was outstanding in the form of term loans and $1.3 million in two letters of credit as security for the capital leases of computer equipment. As of December 31, 2001, the Company had no monies available under the Prepetition Bank Credit Facility. The Prepetition Bank Credit Facility bears interest at the bank's prime rate plus 3.5% or at LIBOR plus 4.5%. The weighted average interest rate on the amounts borrowed for the period from January 1, 2001 to December 31, 2001 was 10.0%.

                  (b)      VENDOR FINANCING ARRANGEMENT

         In March 1997, the Company entered into a vendor financing arrangement with an infrastructure vendor (the "Vendor Financing Arrangement"), providing for the financing of infrastructure and other equipment over a period of 60 months from the date of initial drawdown. In September 2000, the maximum aggregate amount available was amended from $30 million to $10 million and is secured by the equipment purchased. The interest rate applicable to such financing is equal to the sum of 7% and the London interbank offered rate ("LIBOR") as published in The Wall Street Journal for three-month maturities or the sum of 4.25% and the U.S. prime rate of interest as published in The Wall Street Journal. As of December 31, 2001, the Company had $8.6 million outstanding under the Vendor Financing Arrangement. During 2001, the Company borrowed an additional $5.7 million and at December 31, 2001, $8.6 million was outstanding. (See Note 7 to the Consolidated Financial Statements of the Company.) The weighted average interest rate for borrowings outstanding during the three months ended December 31, 2001 was 13.75%.

                  (c)      11 1/4% AND 15% NOTES

          On January 28, 1998, the Company received approximately $249.7 million in gross proceeds from the sale of its 11 1/4% Senior Subordinated Discount Notes due 2008 (the "Offering"). Simultaneously with the closing of the Offering, the Company refinanced certain of its outstanding indebtedness and modified its corporate structure (the "Refinancing"). The Refinancing consisted of: (1) purchasing all of the Company's outstanding 12 1/4% Senior Discount Notes due 2003 (the "12 1/4% Notes"); (2) amending certain terms of the covenants and agreements in the indenture relating to the Company's 15% Senior Discount Notes due 2005; and (3) merging PageMart, Inc. into WebLink (formerly known as PageMart Wireless, Inc.), with WebLink as the surviving corporation.

         Approximately $130.7 million of the net proceeds of the Offering was used to finance the retirement of the 12 1/4% Notes. The proceeds remaining after expenses of the Offering and Refinancing were approximately $107.8 million. In connection with the Refinancing, the Company incurred an extraordinary charge of approximately $13.8 million in the first quarter of 1998 related to the early retirement of debt.

         The 11 1/4% Senior Subordinated Discount Notes due 2008 have a principal amount at maturity of $432.0 million with an initial accreted value of $249.7 million. The 11 1/4% Notes mature on February 1, 2008. From and after August 1, 2003, interest on the 11 1/4% Notes is payable semiannually in cash. The 11 1/4% Notes are redeemable at any time on or after February 1, 2003, at the option of the Company in whole or in part, at 105.625% of their principal amount at maturity, plus accrued and unpaid interest, declining to 100% of their principal amount at maturity plus accrued interest on and after February 1, 2006.

         In April 1998, the Company commenced an exchange offer pursuant to an effective registration statement whereby all outstanding 11 1/4% Notes were exchanged for the Company's 11 1/4% Senior Subordinated Discount Exchange Notes due 2008. The terms and conditions of the 11 1/4% Exchange Notes are equivalent to the 11 1/4% Notes in all material respects.

         In March 2000, the Company issued 3.8 million shares of class A common stock in exchange for $84.5 million accreted value ($115.9 million maturity value) of the 11 1/4% Notes. The Company also wrote down approximately $1.1 million of net deferred debt issuance costs. In connection with this transaction, the Company recognized an extraordinary gain of $2.3 million related to the early retirement of debt.

         In January 1995, the Company completed an offering of 15% Senior Discount Notes due 2005 and 725,445 shares of non-voting common stock, par value $.0001 per share (the "Unit Offering"). Net proceeds from the Unit Offering were approximately $100 million, of which approximately $5.1 million was allocated to the non-voting common stock. The 15% Senior Discount Notes due 2005 have a principal amount at maturity of $207.3 million with an initial accreted value of $100 million. The 15% Notes mature on February 1, 2005. From and after August 1, 2000, interest on the 15% Notes is payable semiannually in cash. The 15% Notes are redeemable at any time on or after February 1, 2000, at the option of the Company in whole or in part, at 105% of their principal amount at maturity, plus accrued and unpaid interest, declining to 100% of their principal amount at maturity plus accrued interest on and after February 1, 2002.

         In June 1995, the Company commenced an exchange offer pursuant to an effective registration statement whereby all outstanding 15% Notes were exchanged for the Company's 15% Senior Discount Exchange Notes due 2005. The terms and conditions of the 15% Exchange Notes are equivalent to the 15% Notes in all material respects.

         6.       PREPETITION RESTRUCTURING ACTIVITIES

         In late 2000 and the first quarter of 2001, the Company expected that its operations would not generate sufficient cash flow in 2001 to fund its operating expenses, capital expenditures and interest payments. In November 2000, the Company filed a shelf registration statement to register stock that it expected to sell to raise capital for funding its cash requirements for 2001. By the time the registration statement became effective, the Company's stock price had declined and the Company began to pursue a number of additional sources of capital in the private markets. The Company expected to raise capital through a combination of sources, including the sale of registered common stock, convertible preferred stock and/or convertible debt. In the first quarter of 2001, the market environment deteriorated further, however, and the Company was unable to raise the amount of capital needed. As a result, the Company's Board of Directors and management decided to explore other alternatives such as restructuring the Company's debt and/or a strategic combination with a company that would complement the Company's business.

However, based on the Company's cash constraints and its inability to raise immediate capital, the Company decided to bring its expenditures more in line with its then current revenues.

         In February 2001, the Company significantly reduced the size of its field sales strategic business unit ("SBU"). As a part of that downsizing, the Company closed approximately 17 of its field sales offices and one of its customer support centers. The Company had a reduction-in-force ("RIF") of approximately 128 employees. However, the Company's efforts to find a strategic combination continued, and on April 2, 2001, the Company and Metrocall, Inc. ("Metrocall") announced that they had agreed to merge. The companies planned to effect the merger through concurrent Chapter 11 bankruptcy reorganizations commencing in May 2001. The consummation of the merger was subject to the satisfaction of certain conditions, including each company's ability to obtain adequate financing.

         At that time, the Company's operating plans were based on receiving approximately $50 million in debtor-in-possession ("DIP") financing to cover the Company's cash requirements in 2001 through the Chapter 11 process. However, the Company was unable to secure that level of commitment. As a result, it was necessary for the Company to develop a revised financial plan which would allow the Company to continue operations at an expense level more consistent with its then current cash flow from operations. As a result, in May 2001 the Company closed its 7 remaining field sales offices and one of its call centers and laid off approximately 250 employees.

         In mid May 2001, Metrocall announced that it was terminating the merger agreement. The Company determined that its best course was to pursue a stand alone reorganization, a financing transaction or a strategic combination through the bankruptcy process.

         7.       DIP FINANCING

         On July 17, 2001, the Bankruptcy Court approved $15 million of debtor-in-possession financing. The DIP financing was provided by the two principal lenders on the Prepetition Bank Credit Facility. During the third quarter of 2001, the Company borrowed and paid back $1.0 million on the DIP Facility. Total fees and interest incurred on the DIP Facility for the year ended December 31, 2001 were approximately $676,000. The commitment to loan expired on December 31, 2001, at which time there was no balance outstanding under the DIP financing.

         8.       POST-PETITION BUSINESS DEVELOPMENTS

         In September 2001, the Company began focusing its resources on its core telecommunications wholesale business and its core strategic national accounts business. As part of the internal refocusing, the Company announced on October 31, 2001 that it would be eliminating its National Retail SBU and streamlining its operations by consolidating its distribution and sales efforts into two SBUs
- Carrier Services and Business Sales. This consolidation resulted in RIF's in November and December 2001. By year end, the Company had laid off most of its National Retail SBU employees, closed all but one of its call centers, consolidated its distribution and warehouse facilities and further reduced the personnel in its corporate headquarters. Approximately 320 positions were eliminated through these two RIF's. In addition, the Company rejected through the bankruptcy process substantially all of its material contracts with its traditional and online retailers, which terminated its relationship with these retailers and allowed the Company to avoid paying significant continuing fees and costs that would otherwise have been associated with termination of these agreements.

         In December 2001, John Beletic resigned as Chief Executive Officer ("CEO") but retained his position as Chairman of the Board. The Company's Board of Directors then promoted N. Ross Buckenham to the position of CEO. Mr. Buckenham also retained his positions as President and a director of the Company. Upon taking the CEO position, Mr. Buckenham reorganized the Company's senior management staff and the duties held by some of the members of senior management.

         Pursuant to an order of the Bankruptcy Court under section 105(d) of the Bankruptcy Code, the Debtors prepared an offering memorandum for all their assets and business and a data room available to prospective purchasers or merger partners. With the assistance of Greenhill & Co. LLC, the Debtors' financial advisor, the Debtors solicited indications of interest from prospective acquirors, investors and merger partners. As a result, the Debtors received from Sun Capital Partners, Inc. ("Sun Capital") an offer to purchase substantially all of the Debtors' assets (the "Sun Offer").

         On January 29, 2002, the Debtors and Sun Capital entered into a letter of intent with respect to a sale transaction (the "Sale Transaction"). Broadly speaking, the Sale Transaction contemplated the purchase of substantially all of WebLink's assets (including the capital stock of PageMart PCS, Inc. and PageMart II, Inc.) by Sun Capital.

         Thereafter, the Debtors and Sun Capital attempted to negotiate the definitive documents for the Sale Transaction. However, the Sun Capital letter of intent has expired, discussions with Sun have been terminated and the Company is no longer pursuing the transaction.

D.       COMPONENTS OF THE PLAN; TREATMENT OF CLASSES OF CLAIMS AND INTERESTS

         1. TREATMENT OF PREPETITION BANK CREDIT FACILITY AND VENDOR FINANCING ARRANGEMENT

         Under the Plan, the Secured Credit Facility Claims shall be Allowed on the Effective Date in at least the amount of [$79,746,792] (including the face amount of the outstanding letters of credit under the Prepetition Bank Credit Facility), shall be satisfied with (i) [90.2]% of the principal amount of the New Tranche A Term Notes; (ii) [90.2]% of the principal amount of the New Tranche B PIK Notes; (iii) New Common Stock representing [83.45]% of the Outstanding New Common Stock (calculated on a primary basis before the issuance of any New Common Stock under the Restricted Stock Plan); and (iv) [90.2]% of any Excess Cash (provided, that the aggregate amount of such Excess Cash greater than $3,000,000 shall reduce the aggregate principal amount of the New Tranche B PIK Notes by an equivalent amount). Any and all deficiency claims are wholly addressed by the treatment described and such deficiency claims shall not be asserted or treated under Class 6.

         Under the Plan, the Secured Vendor Financing Claims shall be Allowed on the Effective Date in at least the amount of [$8,646,123], shall be satisfied with (i) [9.8]% of the principal amount of the New Tranche A Term Notes; (ii) [9.8]% of the principal amount of the New Tranche B PIK Notes; (iii) New Common Stock representing [9.05]% of the Outstanding New Common Stock (calculated on a primary basis before the issuance of any New Common Stock under the Restricted Stock Plan); and (iv) [9.8]% of Excess Cash (provided, that the aggregate amount of such Excess Cash greater than $3,000,000 shall reduce the aggregate principal amount of the New Tranche B PIK Notes by an equivalent amount). Any and all deficiency claims are wholly addressed by the treatment described and such deficiency claims shall not be asserted or treated under Class 6.

         2. TREATMENT OF THE WEBLINK NOTES, GENERAL UNSECURED CLAIMS AND CONVENIENCE UNSECURED CLAIMS

         (a) Under the Plan, (i) if the Holders of 15% Exchange Note Claims accept the Plan, the Holders of 15% Exchange Note Claims will receive a Ratable Share of New Common Stock, to be distributed Pro Rata; (ii) if the Holders of 15% Exchange Note Claims reject the Plan, the Holders of 15% Exchange Note Claims will receive (A) a Ratable Share of New Common Stock, to be distributed Pro Rata, and (B) the Ratable Share of New Common Stock allocable to the Holders of 11 1/4 % Exchange Note Claims, to be distributed Pro Rata.

         (b) Under the Plan, (i) if the Holders of 15% Exchange Note Claims accept the Plan, the Holders of 11 1/4 % Exchange Note Claims will receive a Ratable Share of New Common Stock, to be distributed Pro Rata, (ii) if the Holders of 15% Exchange Note Claims reject the Plan, the Holder of Class 5 Claims shall neither receive any distributions nor retain any property under the Plan.

         (c) Under the Plan, Holders of General Unsecured Claims will receive a Ratable Share of New Common Stock, to be distributed Pro Rata.

         (d) Under the Plan, Holders of Convenience Unsecured Claims will receive $[.05] Cash for every $[1.00] of Allowed Convenience Unsecured Claim.

         The total number of shares distributed in satisfaction of 15% Exchange Note Claims, 11 1/4% Exchange Note Claims and General Unsecured Claims will equal no more than [7.5]% of the New Common Stock (calculated on a primary basis before the issuance of any New Common Stock under the Restricted Stock Plan).

         No fractional New Tranche A Terms Notes or New Tranche B PIK Notes shall be distributed under the Plan. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of New Tranche A Terms Notes or New Tranche B PIK Notes that is not in a denomination of $[1,000], the actual distribution of New Tranche A Terms Notes and New Tranche B PIK Notes shall be rounded as follows: (a) fractions of 1/2 or greater will be rounded to the next higher $[1,000] denomination, and (b) fractions of less than 1/2 will be rounded to the next lower $[1,000] denomination. The total amount of New Tranche A Terms Notes and New Tranche B PIK Notes to be distributed to Holders of Class 2 and 3 Claims shall be adjusted as necessary to account for the rounding.

         No fractional shares of New Common Stock will be issued and no fraction of a cent will be paid to the Holders of any Claims. In lieu of any fractional shares or cents to which any such Holder would otherwise be entitled, the number of shares or cents will be rounded to the next greater or next lower whole number of shares of New Common Stock or cents, as follows: (a) fractions of 1/2 or greater will be rounded up to the next higher whole number, and (b) fractions of less than 1/2 will be rounded down to the next lower whole number.

         No distribution totaling less than $25 or less than five shares of New Common Stock shall be made unless the Claimant submits a written request for such distribution to Reorganized WebLink.

         3.       TREATMENT OF EQUITY AND SUBORDINATED CLAIMS

         Under the Plan, Holders of Subordinated Claims and Holders of Interests will receive no distribution and will retain no property of the Debtors.

         Notwithstanding the foregoing, WebLink shall retain its interests in PageMart PCS, Inc. and PageMart II, Inc. and PageMart PCS, Inc. and PageMart II, Inc. shall be fully discharged of all Claims and any other interests.

         4.       CLASSIFICATION OF CLAIMS

         The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

        Class l: consists of all Claims against the Debtors accorded the priority and right of payment under subsection 507(a) of the Bankruptcy Code (including priority employee salary and wage claims to the extent not paid prior to confirmation pursuant to any first-day orders authorizing payment of prepetition wage, salary and benefits claims), other than a Priority Tax Claim or an Administrative Expense.

        Class 2: consists of all Secured Claims against the Debtors arising from or relating to the Prepetition Bank Credit Facility. A Secured Claim against the Debtors consists of a Claim that is secured by a lien on property in which the Debtors have an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a final order, or that is subject to setoff under section 553(a) of the Bankruptcy Code, to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code, or a Claim allowed under the Plan as a Secured Claim.

        Class 3: consists of all Secured Claims against the Debtors arising from or relating to the Vendor Financing Arrangement.

        Class 4: consists of Claims against the Debtors arising from or relating to the WebLink 15% Senior Discount Exchange Notes due 2005 and the Indenture, dated as of January 17, 1995, between PageMart Nationwide, Inc. and the United States Trust Company of New York, as trustee.

        Class 5: consists of Claims against the Debtors arising from or relating to the WebLink 11 1/4% Senior Subordinated Discount Exchange Notes due 2008 and the Indenture, dated as of January 28, 1998, between PageMart Wireless, Inc. and the United States Trust Company of New York, as trustee.

        Class 6: consists of any Unsecured Claim against the Debtors that is not a WebLink Note Claim, Convenience Unsecured Claim or Subordinated Claim.

        Class 7: consists of any Unsecured Claim against the Debtors that is not a WebLink Note Claim or a Subordinated Claim and that is Allowed in an amount of $20,000 or less.

        Class 8:   consists of all Subordinated Claims.

        Class 9: consists of Interests against the Debtors arising from or relating to the WebLink Common Stock and the WebLink Warrants, and includes the Securities Claims which arise from litigation pertaining to the WebLink Common Stock.

         The Plan provides that Administrative Expenses, Priority Tax Claims, and Claims in Class 1 will be satisfied in full.

         Holders of Class 2 Claims will receive in the aggregate (by and through the Administrative Agent) (i) [90.2]% of the principal amount of the New Tranche A Term Notes; (ii) [90.2]% of the principal amount of the New Tranche B PIK Notes; (iii) New Common Stock representing [83.45]% of the Outstanding New Common Stock (calculated on a primary basis before the issuance of any New Common Stock under the Restricted Stock Plan); and (iv) [90.2]% of any Excess Cash (provided, that the aggregate amount of such Excess Cash greater than $3,000,000 shall reduce the aggregate principal amount of the New Tranche B PIK Notes by an equivalent amount). The Class 2 Secured Claims shall be Allowed on the Effective Date in at least the amount of [$79,746,792] (including the face amount of the outstanding letters of credit under the Prepetition Bank Credit Facility).

         Holders of Class 3 Claims will receive in the aggregate (i) [9.8]% of the principal amount of the New Tranche A Term Notes; (ii) [9.8]% of the principal amount of the New Tranche B PIK Notes; (iii) New Common Stock representing [9.05]% of the Outstanding New Common Stock (calculated on a primary basis before the issuance of any New Common Stock under the Restricted Stock Plan); and (iv) [9.8]% of Excess Cash (provided, that the aggregate amount of such Excess Cash greater than $3,000,000 shall reduce the aggregate principal amount of the New Tranche B PIK Notes by an equivalent amount). The Class 3 Secured Claims shall be Allowed on the Effective Date in at least the amount of [$8,646,123].

         Holders of Class 4, 5 and 6 Claims will receive a Ratable Share of New Common Stock, to be distributed Pro Rata. Holders of Class 7 Claims will receive $[.05] Cash for each $[1.00] of Allowed Class 7 Claim.

         The following table summarizes the classification of Claims, projected aggregate amounts of such Class Claims and the projected recovery of such Classes. The assumptions made in determining such projected recoveries and the risk factors relating to the Plan are contained in Articles III and XIII herein, respectively.

         5.       TREATMENT OF CLASSES

         The treatment of Classes is summarized as follows:

                                                          PROJECTED
      CLASS                     DESCRIPTION              CLAIMS ($MIL)           PROJECTED RECOVERY
      -----                     -----------              -------------           ------------------
Unclassified Claims        Administrative Expenses    [to be determined]         paid in full on the
                                                                                   Effective Date

Unclassified Tax Claims    Priority Tax Claims        [to be determined]     paid in full with interest
                                                                                  within 6 years of
                                                                                     assessment

Class l Claims             Other Priority Claims      [to be determined]         paid in full on the
                                                                                   Effective Date

Class 2 Claims             Secured Credit                      $             (i) [90.2]% of New Tranche
                           Facility Claims                                   A Term Notes; (ii) [90.2]%
                                                                                of New Tranche B PIK
                                                                              Notes; (iii) [83.45]% of
                                                                               Outstanding New Common
                                                                             Stock; and (iv) [90.2]% of
                                                                                     Excess Cash

Class 3 Claims             Secured Vendor                      $              (i) [9.8]% of New Tranche
                           Financing Claims                                   A Term Notes; (ii) [9.8]%
                                                                                of New Tranche B PIK
                                                                               Notes; (iii) [9.05]% of
                                                                               Outstanding New Common
                                                                              Stock; and (iv) [9.8]% of
                                                                                     Excess Cash

                                                          PROJECTED
      CLASS                     DESCRIPTION              CLAIMS ($MIL)           PROJECTED RECOVERY
      -----                     -----------              -------------           ------------------
Class 4 Claims             15% Exchange Note             $207,300,000         if Class 4 accepts Plan,
                           Claims                                            Ratable Share of [7.5]% of
                                                                               Outstanding New Common
                                                                              Stock; if Class 4 rejects
                                                                               Plan, Class 5's Ratable
                                                                                     Share also

Class 5 Claims             11 1/4% Exchange Note           $262,900,00        if Class 4 accepts Plan,
                           Claims                                            Ratable Share of [7.5]% of
                                                                               Outstanding New Common
                                                                              Stock; if Class 4 rejects
                                                                                      Plan, 0%

Class 6 Claims             General Unsecured          [to be determined]     Ratable Share of [7.5]% of
                           Claims                                              Outstanding New Common
                                                                                        Stock

Class 7 Claims             Convenience Unsecured      [to be determined]        $[.05] Cash for each
                           Claims                                            $[1.00] of Allowed Class 7
                                                                                        Claim

Class 8 Claims             Subordinated Claims        [to be determined]                 0%

Class 9 Claims             Interests                  ownership interests                0%
                                                      not expressed in $

         6.       LIQUIDATION ANALYSIS

         The Debtors believe that the Plan will produce a greater recovery for Holders of Claims than would be achieved in a Chapter 7 liquidation. Management of the Company prepared a liquidation analysis, set forth in Article III herein, to assist Holders of Claims to reach their determination as to whether to accept or reject the Plan. This liquidation analysis estimates the proceeds to be realized if the Debtors would be liquidated under Chapter 7 of the Bankruptcy Code. The Liquidation Analysis is based upon the assets and liabilities of the Debtors as of March 31, 2002 and incorporates estimates and assumptions developed by the Debtors which are subject to potentially material changes with respect to economic and business conditions, as well as uncertainties not within the Debtors' control.

         NO EFFECT TO CREDITOR RECOVERIES HAS BEEN ASSUMED FOR PROCEEDS FROM ANY CAUSES OF ACTION, INCLUDING PREFERENCE RECOVERIES, FRAUDULENT CONVEYANCES AND OTHER AVOIDANCE CLAIMS, OR ANY LITIGATION THAT THE DEBTORS MAY BE CAPABLE OF ASSERTING. THIS LIQUIDATION ANALYSIS DOES NOT, THEREFORE, INCLUDE ANY ESTIMATE OF THE NECESSARY EXPENSES TO LITIGATE SUCH CLAIMS.

E.       RISK FACTORS

         THERE ARE A VARIETY OF FACTORS THAT ALL IMPAIRED HOLDERS SHOULD CONSIDER PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. Such factors, which are described in more detail in Article XII herein, consist of the following and in each case likely impact the recoveries under the Plan:

         o the financial information contained in this Disclosure Statement has not been audited and is based upon an analysis of data available at the time of the preparation of the Plan and Disclosure Statement;

         o although the Debtors believe the Plan complies with all applicable standards of the Bankruptcy Code, the Debtors can provide no assurance that the Plan will comply with Section 1129 of the Bankruptcy Code and that the Plan will be confirmed by the Bankruptcy Court;

         o the Debtors will be required to request confirmation of the Plan without the acceptance of all Impaired Classes entitled to vote in accordance with subsection 1129(b) of the Bankruptcy Code;

         o any delays of either confirmation or effectiveness of the Plan could result in, among other things, increased professional fee claims and deterioration of the business of the Debtors; and

         o the occurrence of any and all such contingencies which could affect distributions available to Holders under the Plan, however, will not affect the validity of the vote taken by the Impaired Classes entitled to vote on the Plan to accept or reject the Plan or require any revote by the Impaired Classes entitled to vote.

F.       REORGANIZED WEBLINK

         Except as otherwise provided in the Plan, or any agreement, instrument or indenture relating thereto, on and as of the Effective Date, each Debtor shall remain in existence as a separate corporation, each with all of the powers of a corporation under the laws of the jurisdiction of incorporation, and all property of each Debtor's estate and all property acquired by the Estates, shall vest in Reorganized WebLink, free and clear of all Claims, liens, charges, or other encumbrances and Interests. On and after the Effective Date, Reorganized WebLink may operate its business and may use, acquire or dispose of property and compromise or settle any Claims or Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. In accordance with section 1109(b) of the Bankruptcy Code, nothing herein shall preclude any party in interest from appearing and being heard on any issue in the Chapter 11 Cases.

G.       POSTPETITION COMMITTEES

         On June 6, 2001, the United States Trustee for the Northern District of Texas (the "Trustee") appointed the Official Unsecured Creditors' Committee. On June 15, 2001, the Trustee amended the Official Unsecured Creditors' Committee. On August 20, 2001, the Trustee submitted the Second Amended Appointment of the Official Unsecured Creditors' Committee. On ______ __, 2001, the Court entered an order approving the Committee's retention of Andrews & Kurth L.L.P. as counsel to the Committee.

                                       II.
                           THE PLAN OF REORGANIZATION

A.       INTRODUCTION

         The following summary and the other descriptions in this Disclosure Statement are qualified in their entirety by reference to the provisions of the Plan and its exhibits, a copy of which is annexed hereto as Exhibit A. It is urged that each Holder of a Claim or Interest carefully review the terms of the Plan.

         In general, a Chapter 11 plan of reorganization (i) divides claims and interests into separate classes, (ii) specifies the property that each class is to receive under the plan and (iii) contains other provisions necessary to the reorganization of the debtor. Under the Bankruptcy Code, "claims" and "interests" are classified rather than "creditors" and "shareholders" because such entities may hold Claims or Interests in more than one class. For purposes of this Disclosure Statement, the term "Holder" refers to the holder of a Claim or Interest, respectively, in a particular Class under the Plan.

         A Chapter 11 plan may specify that certain classes of Claims or Interests are either to be paid in full upon effectiveness of the plan or are to remain unchanged by the reorganization effectuated by the plan. Such classes are referred to as "unimpaired' and, because of such favorable treatment, are deemed to accept the plan. Accordingly, it is not necessary to solicit votes from the Holders of Claims or Interests in such classes. A Chapter 11 plan also may specify that certain classes will not receive any distribution of property or retain any claim against a debtor. Such classes are deemed not to accept the plan and, therefore, need not be solicited to vote to accept or reject the plan.

         THE FOLLOWING CLASSES ARE UNIMPAIRED UNDER THE PLAN, AND HOLDERS OF CLAIMS IN SUCH CLASSES ARE CONCLUSIVELY PRESUMED TO HAVE ACCEPTED THE PLAN PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE:

         CLASS 1         OTHER PRIORITY CLAIMS

         THE FOLLOWING CLASSES WILL RECEIVE NO DISTRIBUTION NOR RETAIN ANY PROPERTY UNDER THE PLAN AND ARE CONCLUSIVELY PRESUMED TO HAVE REJECTED THE PLAN PURSUANT TO SECTION 1126(g) OF THE BANKRUPTCY CODE:

         CLASS 8         SUBORDINATED CLAIMS

         CLASS 9         INTERESTS

         Except as to Class 2, payments and distributions to be made under the Plan will be made on the Effective Date or as soon thereafter as is practicable, or at such other time or times as are specified in the Plan. Payments and distributions to be made under the Plan to Class 2 will be made on the Effective Date or as soon as practicable thereafter but, in any event, within 10 days after the Effective Date, unless otherwise agreed by the Holders of Class 2 Claims

         As set forth in Article 3 of the Plan, the Debtors believe that under the Plan, each Holder will obtain a recovery in an amount not less than the recovery which otherwise would be obtained if the assets of the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

B.       CLASSIFICATION OF CLAIMS AND INTERESTS

         1.       SUMMARY

         The categories of Claims and Interests and their treatment listed below, classify Claims and Interests for all purposes, including voting, confirmation and distribution pursuant to the Plan, except as otherwise provided herein, and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. Except as to Classes 2 and 3, a Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

         The classification of Claims and Interests pursuant to the Plan is as follows:

                              Class                        Status                 Voting Rights
Class 1           -- Other Priority Claims                Unimpaired         -- not entitled to vote
Class 2           -- Secured Credit Facility Claims       Impaired           -- entitled to vote
Class 3           -- Secured Vendor Financing Claims      Impaired           -- entitled to vote
Class 4           -- 15% Exchange Note Claims             Impaired           -- entitled to vote
Class 5           -- 11 1/4% Exchange Note Claims         Impaired           -- entitled to vote
Class 6           -- General Unsecured Claims             Impaired           -- entitled to vote
Class 7           -- Convenience Unsecured Claims         Impaired           -- entitled to vote
Class 8           -- Subordinated Claims                  Impaired           -- not entitled to vote
Class 9           -- Interests                            Impaired           -- not entitled to vote

         2.       CLASSIFICATION AND TREATMENT

                  (a)      ADMINISTRATIVE EXPENSE CLAIMS

         Subject to the provisions of sections 330(a) and 331 of the Bankruptcy Code, each Holder of an Allowed Administrative Claim will be paid the full unpaid amount of such Allowed Administrative Claim in Cash on the Effective Date, or upon such other terms as may be agreed upon by such Holder and Reorganized WebLink or otherwise upon order of the Bankruptcy Court; provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan will be assumed on the Effective Date and paid or performed by Reorganized WebLink when due in accordance with the terms and conditions of the particular agreements governing such obligations or an order of the Bankruptcy Court.

                  (b)      PRIORITY TAX CLAIMS

         Each Holder of a Priority Tax Claim due and payable on or prior to the Effective Date shall be paid Cash in an amount equal to the amount of such Allowed Claim in equal quarterly installments, with interest at 7% per annum (calculated based on the number of days in such quarter and a year of 365 days) or as determined by the Bankruptcy Court, over a period of six years from the assessment of such taxes, or shall be paid on account of its Allowed Claim on such other terms as have been or may be agreed upon by such Holder and the Debtors or otherwise upon order of the Bankruptcy Court. The amount of any Priority Tax Claim that is not an Allowed Claim or that is not otherwise due and payable on or prior to the Effective Date, and the rights of the Holder of such Claim, if any, to payment in respect thereof shall (i) be determined in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced, (ii) survive the Effective Date and Consummation of the Plan as if the Chapter 11 Cases had not been commenced, and (iii) not be discharged pursuant to section 1141 of the Bankruptcy Code. All obligations of the Debtors in respect of Priority Tax Claims will be assumed on the Effective Date and paid or performed by Reorganized WebLink when due pursuant to the foregoing.

                  (c)      CLASS 1: OTHER PRIORITY CLAIMS (NOT IMPAIRED)

         Under the Plan, Class l consists of all Claims accorded the priority and right of payment under subsection 507(a) of the Bankruptcy Code (including priority employee salary and wage claims to the extent not paid prior to confirmation pursuant to any first-day orders authorizing payment of prepetition wage, salary and benefits claims), other than a Priority Tax Claim or an Administrative Expense. The legal, equitable and contractual rights of the Holders of Class l Claims are unaltered by the Plan. Unless the Holder of such Claim and the applicable Debtor agree to a different treatment, each Holder of an Allowed Class l Claim shall receive one of the following alternative treatments, at the election of the Debtors:

                           (1) to the extent due and owing on the Effective Date, such Claim will be paid in full in Cash on the Effective Date or as soon thereafter as is practicable by the Debtors or Reorganized WebLink Wireless;

                           (2) to the extent not due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized WebLink Wireless when and as such Claim becomes due and owing in the ordinary course of business; or

                           (3) such Claim will be otherwise treated in a manner so that such Claim shall be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

         Any default with respect to any Class l Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date. Class l is not impaired and conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class l are not entitled to vote to accept or reject the Plan.

                  (d)      CLASS 2: SECURED CREDIT FACILITY CLAIMS (IMPAIRED).

         Under the Plan, Class 2 consists of all Secured Claims against the Debtors arising from or relating to the Prepetition Bank Credit Facility. The Prepetition Bank Credit Facility is an agreement dated March 1999, and amended December 28, 2000, among the Company, Bankers Trust and Morgan Stanley that allows the Company to borrow up to $100 million. Under the Plan, the Holders of Class 2 Claims will receive in the aggregate (by and through the Administrative Agent), (i) [90.2]% of the principal amount of the New Tranche A Term Notes;
(ii) [90.2]% of the principal amount of the New Tranche B PIK Notes; (iii) New Common Stock representing [83.45]% of the Outstanding New Common Stock (calculated on a primary basis before the issuance of any New Common Stock under the Restricted Stock Plan); and (iv) [90.2]% of any Excess Cash (provided, that the aggregate amount of such Excess Cash greater than $3,000,000 shall reduce the aggregate principal amount of the New Tranche B PIK Notes by an equivalent amount). Under the Plan, the Holders of Class 2 Claims are impaired and approval of at least two-thirds in amount and one-half in number of Class 2 Claims with respect to which votes are received is required for the Plan to be confirmed.

                  (e)      CLASS 3: SECURED VENDOR FINANCING CLAIMS (IMPAIRED)

         Under the Plan, Class 3 consists of all Secured Claims against the Debtors arising from or relating to the Vendor Financing Arrangement. The Vendor Financing Arrangement is an agreement dated March 1997 among the Company and Glenayre, providing for the financing of infrastructure equipment over a period of 60 months up to an original maximum aggregate amount of $30 million (later amended to $10 million). Borrowings under the Vendor Financing Arrangement are secured by the equipment purchased. Under the Plan, Holders of Class 3 Claims will receive in the aggregate (i) [9.8]% of the principal amount of the New Tranche A Term Notes; (ii) [9.8]% of the principal amount of the New Tranche B PIK Notes; (iii) New Common Stock representing [9.05]% of the Outstanding New Common Stock (calculated on a primary basis before the issuance of any New Common Stock under the Restricted Stock Plan); and (iv) [9.8]% of Excess Cash (provided, that the aggregate amount of such Excess Cash greater than $3,000,000 shall reduce the aggregate principal amount of the New Tranche B PIK Notes by an equivalent amount). Under the Plan, the Holders of Class 3 Claims are impaired and approval of at least two-thirds in amount and one-half in number of Class 3 Claims with respect to which votes are received is required for the Plan to be confirmed.

                  (f)      CLASS 4: 15% EXCHANGE NOTE CLAIMS (IMPAIRED)

         Under the Plan, Class 4 consists of all Claims against the Debtors arising from or relating to the WebLink 15% Senior Discount Exchange Notes due 2005 and the Indenture, dated as of January 17, 1995, between PageMart Nationwide, Inc. and the United States Trust Company of New York, as trustee. The Holders of Class 4 Claims will receive (by and through the Indenture Trustee) (i) if the Holders of Class 4 Claims accept the Plan, a Ratable Share of New Common Stock, to be distributed Pro Rata; (ii) if the Holders of Class 4 Claims reject the Plan, (1) a Ratable Share of New Common Stock, to be distributed Pro Rata, and (2) the Ratable Share of New Common Stock allocable to the Holders of 111/4% Exchange Note Claims, to be distributed Pro Rata. Class 4 is impaired and approval of the Plan by Holders of at least two-thirds in amount and one-half in number of Class 4 Claims with respect to which votes are received is required for the Plan to be confirmed.

                  (g)      CLASS 5: 11 1/4% EXCHANGE NOTE CLAIMS (IMPAIRED)

         Under the Plan, Class 5 consists of all Claims against the Debtors arising from or relating to the WebLink 11 1/4% Senior Subordinated Discount Exchange Notes due 2008 and the Indenture, dated as of January 28, 1998, between PageMart Wireless, Inc. and the United States Trust Company of New York, as trustee. If Class 4 accepts the Plan, the Holders of Class 5 Claims will receive (by and through the Indenture Trustee) a Ratable Share of New Common Stock, to be distributed Pro Rata. If Class 4 rejects the Plan, the Holder of Class 5 Claims shall neither receive any distributions nor retain any property under the Plan. Class 5 is impaired and approval of the Plan by Holders of at least two-thirds in amount and one-half in number of Class 5 Claims with respect to which votes are received is required for the Plan to be confirmed.

                  (h)      CLASS 6: GENERAL UNSECURED CLAIMS (IMPAIRED)

         Under the Plan, Class 6 consists of any Unsecured Claim against the Debtors that is not a WebLink Note Claim, Convenience Unsecured Claim or Subordinated Claim. The Holders of Class 6 Claims will receive a Ratable Share of New Common Stock, to be distributed Pro Rata. Class 6 is impaired and approval of the Plan by Holders of at least two-thirds in amount and one-half in number of Class 6 Claims with respect to which votes are received is required for the Plan to be confirmed.

                  (i)      CLASS 7: CONVENIENCE UNSECURED CLAIMS (IMPAIRED)

         Under the Plan, Class 7 consists of (a) any Unsecured Claim in an Allowed Amount of $20,000 or less, excluding any WebLink Note Claim and any Subordinated Claim. The Holders of Class 7 Claims will receive $[.05] Cash for each $[1.00] of Allowed Class 7 Claim.

                  (j)      CLASS 8: SUBORDINATED CLAIMS (IMPAIRED)

         The Subordinated Claims consist of (a) any Claim of any Person or Entity that is liable with the respective Debtor on or has secured the Claim of another creditor to the extent that such co-obligor's Claim is for indemnity, contribution, or reimbursement and is not Allowed on or before the Confirmation Date, (b) any Claim for penalties or punitive damages and any other Claim of the type described in section 726(a)(4) of the Bankruptcy Code (and notwithstanding the general inapplicability of Chapter 7 of the Bankruptcy Code), including any lien securing such Claim, and (c) any Claim subordinated under section 510 of the Bankruptcy Code and any lien securing such Claim, including but not limited to the Securities Claims.

         Under the Plan, Holders of Subordinated Claims will receive no recovery. Class 8 is impaired, but because no distributions will be made to Holders of Class 8 Subordinated Claims nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 8 is not entitled to vote to accept or reject the Plan.

                  (k)      CLASS 9: INTERESTS (IMPAIRED)

         An Interest means any equity security of WebLink (as defined in section 101(16) of the Bankruptcy Code), including, but not limited to, all issued, unissued, authorized or outstanding shares or stock (including the WebLink Common Stock), together with any options or warrants to purchase or acquire such interests at any time (including the WebLink Warrants). Interests also include without limitation any and all Securities Claims.

         Under the Plan, Class 9 consists of all Interests. The Holders of Interests shall neither receive any distributions nor retain any property under the Plan. All documents evidencing Interests issued or issuable before the Confirmation Date will be canceled, including, without limitation, WebLink Common Stock, WebLink Warrants and any other options or warrants to purchase or acquire any other equity interests. Without limitation, any and all Securities Claims will be discharged on the Effective Date without distribution thereon, but such discharge is without prejudice to any recourse which the Holders of such Securities Claims may have against parties other than the Debtors. Class 9 is impaired, but because no distributions will be made to Holders of Class 9 Interests nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 9 is not entitled to vote to accept or reject the Plan.

         Notwithstanding the foregoing, WebLink shall retain its interests in PageMart PCS, Inc. and PageMart II, Inc. and PageMart PCS, Inc. and PageMart II, Inc. shall be fully discharged of all Claims and any other equity interests.

                                      III.
                               FINANCIAL ANALYSIS

A.       LIQUIDATION ANALYSIS

         Pursuant to section 1129(a)(7) of the Bankruptcy Code (sometimes called the "Best Interests Test"), the Bankruptcy Code requires that each Holder of an impaired Claim or Interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such Holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on the Effective Date. The first step in meeting this test is to determine the dollar amount that would be generated from the hypothetical liquidation of the Debtors' assets and properties in the context of a Chapter 7 liquidation case. The gross amount of cash available would be the sum of the proceeds from the disposition of the Debtors' assets and the cash held by the Debtors at the time of the commencement of the Chapter 7 case. Such amount is reduced by the amount of any Claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the Debtors' business and the use of Chapter 7 for the purposes of a hypothetical liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code.

         A general summary of the assumptions used by the Debtors' management in preparing the liquidating analysis follows. The more specific assumptions are discussed below.

         1.       ESTIMATE OF NET PROCEEDS

         Estimates were made of the cash proceeds which might be realized from the liquidation of the Debtors' assets. The Debtors have assumed disposition of their business and other assets in multiple transactions, rather than the disposition of the Company as an entirety. The Chapter 7 liquidation period is assumed to average three months following the appointment of a Chapter 7 trustee. While some assets may be liquidated in less than three months, other assets may be more difficult to collect or sell, requiring a liquidation period substantially longer than three months; this time would allow for the collection of receivables, sale of assets and wind down of daily operations. Liquidation values were assessed for general classes of assets by estimating the percentage recoveries which the Debtors might achieve through their disposition.

         2.       ESTIMATE OF COSTS

         The Debtors' costs of liquidation under Chapter 7 would include the fees payable to a Chapter 7 trustee, as well as those which might be payable to attorneys and other professionals that such a trustee may engage. Further, costs of liquidation would include any obligations and unpaid expenses incurred by the Debtors during the Chapter 11 Cases and allowed in the Chapter 7 Cases, such as trade obligations, compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code and any other committee so appointed.

         3.       DISTRIBUTION OF NET PROCEEDS UNDER ABSOLUTE PRIORITY

         The foregoing post-petition types of claims, costs, expenses, fees and such other claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition priority and unsecured claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, and no equity holder would receive any distribution until all creditors are paid in full. THE DEBTORS BELIEVE THAT IN CHAPTER 7 CASES, HOLDERS OF THE WEBLINK NOTE CLAIMS, GENERAL UNSECURED CLAIMS, CONVENIENCE UNSECURED CLAIMS, SECURITIES CLAIMS AND INTERESTS WOULD RECEIVE NO DISTRIBUTIONS OF LIQUIDATION PROCEEDS.

         After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in Chapter 11 cases, including (i) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in Chapter 7 cases in the context of the expeditious liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail, and (iii) substantial increases in claims which would be satisfied on a priority basis, THE DEBTORS HAVE DETERMINED THAT CONFIRMATION OF THE PLAN WILL PROVIDE EACH CREDITOR AND EQUITY HOLDER WITH A RECOVERY THAT IS EQUAL TO OR GREATER THAN IT WOULD RECEIVE PURSUANT TO A LIQUIDATION OF THE DEBTORS UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.

         Moreover, the Debtors believe that the value of the distributions from the liquidation proceeds to each class of Allowed Claims in a Chapter 7 case would be the same or less than the value of distributions under the Plan because such distributions in a Chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the Claims and prepare for distributions. In the event litigation were necessary to resolve Claims asserted in the Chapter 7 cases, the delay could be further prolonged and administrative expenses further increased. The effects of this delay on the value of distributions under the hypothetical liquidation have not been considered.

         THE DEBTORS' LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTORS. Underlying the liquidation analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of the Company or a Chapter 7 trustee. The actual amounts of claims against the Estates could vary significantly from the Company's estimate, depending on the claims asserted during the pendency of the Chapter 7 cases. This liquidation analysis does not include liabilities that may arise as a result of litigation, certain new tax assessments or other potential claims. No value was assigned to additional proceeds which might result from the sale of certain items with intangible value. This analysis also does not include potential recoveries from avoidance actions. Therefore, the actual liquidation value of the Debtors could vary materially from the estimates provided herein.

         The liquidation analysis set forth below is based on the book values of the Debtors' assets as of March 31, 2002. These values have not been subject to any review, compilation or audit by any independent accounting firm.

                             WEBLINK WIRELESS, INC.
                              LIQUIDATION ANALYSIS
                                  ($ in 000s)

                                                      UNAUDITED
                                                      ADJUSTED          ESTIMATED            ESTIMATED
                                                      BOOK VALUE        RECOVERY %      LIQUIDATION PROCEEDS
CURRENT ASSETS                                        MARCH 31,
                                                         2002          LOW    HIGH          LOW        HIGH          MID
                                                      ----------       ---    ----        ------       ------      ------
   Cash and cash equivalents                            14,466         100%   100%        14,466       14,466      14,466
   Net Accounts Receivable                              25,529           5%    10%         1,276        2,553       1,915
   Inventory                                             2,634          50%    70%         1,317        1,844       1,580
   Other Current Assets                                  5,882           0%     0%             0            0           0
NET FIXED ASSETS
   Network Equipment                                   109,668           0%     0%             0            0           0
   Computer Equipment                                   29,583           3%     5%           887        1,479       1,183
   Furniture & equipment                                 4,200           5%    10%           210          420         315
   Leased Pagers                                         7,050           0%     0%             0            0           0
OTHER ASSETS
   NPCS licenses (net)                                 120,756          10%    15%             0          750         375
   Other noncurrent assets (net)                        22,296           0%     0%             0            0           0
                                                      --------                            ------       ------      ------
     Total Assets/Estimated Liquidation Value         $342,014                            18,157       21,512      19,834
                                                      ========                            ------       ------      ------
LESS ESTIMATED COSTS ASSOCIATED WITH
 LIQUIDATION
   Chapter 7 Trustee Fees (3%)                                                              (545)        (645)       (595)
   Wind-down Operating Costs                                                              (3,000)      (1,000)     (2,000)
   Professional Fees                                                                      (1,500)      (1,000)     (1,250)
                                                                                        --------     --------    --------
     Total Costs Associated with Liquidation                                              (5,045)      (2,645)     (3,845)
                                                                                        --------     --------    --------
ESTIMATED CASH AVAILABLE FOR CLAIMS                                                       13,112       18,866      15,989
                                                                                        --------     --------    --------
SECURED CLAIMS:
   Pre-Petition Bank Credit Facility (including
     letters of credit)                                                                  (79,810)     (79,810)    (79,810)
   Other Secured Debt                                                                     (8,646)      (8,646)     (8,646)
                                                                                        --------     --------    --------
     Total Secured Claims                                                                (88,456)     (88,456)    (88,456)
     Estimated % of recovery for secured
       creditors                                                                              15%          21%         18%
ESTIMATED SHORTFALL                                                                     $(75,344)    $(69,590)   $(72,467)
                                                                                        ========     ========    ========
Available to general unsecured claimants and
 noteholders                                                                            $      0     $      0    $      0
Available to shareholders                                                               $      0     $      0    $      0

         The Company has approached this liquidation analysis on an asset liquidation basis because there can be no assurance that the Company's FCC licenses could be assumed and assigned in a Chapter 7 case. The inability to assume and assign the FCC licenses would effectively eliminate the possibility that the Company could continue operating during the Chapter 7 case and be liquidated as a "going concern".

         The Company's management assumes that all networks would be shut down and no additional subscriber revenue would be earned and there would be no cash generated from operations

         4.       FOOTNOTES TO LIQUIDATION ANALYSIS

CASH AND CASH EQUIVALENTS

         Cash consists of all cash in banks or operating accounts and liquid investments with maturities of three months or less and is assumed to be fully recoverable.

ACCOUNTS RECEIVABLE

         Accounts receivable consists of customer receivables for (i) the sale of one-way and two-way messaging services, (ii) the sale or lease of subscriber devices, (iii) non-recurring engineering fees, (iv) construction revenues related to the installation of transmitting and receiving equipment, and (v) non-airtime service revenues. The recovery of accounts receivable is based on management's estimate of collection, given such factors as the aging and historical collection patterns of the receivables, prepayments received from customers, and future service and warranty obligations. For the purposes of this liquidation analysis, it is assumed that the Company will not honor any service and warranty obligations due to the liquidation of the Company. As a result, the liquidation analysis assumes that a very low percentage of accounts receivable will be collected.

INVENTORY

         Inventory is comprised of new and used subscriber devices. The overall inventory recovery considers, among other things, reference to the financial condition of the Company's competitors that could be potential purchasers of the inventory, and is net of costs incurred to liquidate the inventories.

CURRENT ASSETS

         Other current assets consists primarily of miscellaneous prepaid expenses such as rent, insurance, maintenance, taxes, and deposits. Other current assets is assumed to have no estimated liquidation value.

NET FIXED ASSETS

         Net Fixed Assets includes network equipment, computer equipment, furniture and equipment and leased pagers.

         NETWORK EQUIPMENT: Network equipment includes, as its primary component, all radio transmission equipment (which includes all of the Company's transmitters, receivers, paging terminals, switches and other hardware throughout the United States). Management assumes that this equipment would have to be deconstructed and removed before resale as used equipment in a hypothetical Chapter 7 liquidation. Comparable sales values for used equipment were used as benchmarks, however, these values were then discounted by management to estimate liquidation value to take into account the excess equipment that would be placed into the market and the financial condition of the Company's competitors that could be potential purchasers of the equipment. A significant portion of the capitalized value of each transmitter site represents unrecoverable labor, wiring and site improvements.

         Management estimates that the deconstruction cost, whether conducted by the Company's employees or third-party contractors, for each transmitter and terminal site at $4,000 and $2,000, respectively. Total deconstruction costs are estimated at $8.9 million, which exceeds the estimated market value of the Company's network equipment. Therefore, the liquidation value of the Company's network equipment is estimated to be zero.

         FURNITURE AND EQUIPMENT: The value of furniture and equipment was based upon management's review of these assets and is assumed to have a negligible value because the cost of storing and selling used furniture is often more than its market value. No separate value has been ascribed in liquidation to leasehold improvements as the value of these improvements will either revert to the purchaser or lessor upon the sale or rejection of leases.

         LEASED PAGERS: Pagers leased to customers are assumed to have no estimated liquidation value because the Company will cease providing the services that it is contractually obligated to provide and it is unlikely that the pagers will be recovered from the customers.

NPCS LICENSES

         Although FCC narrowband PCS licenses may have value when sold as part of a going concern, the licenses revert to the FCC when the Company ceases providing messaging services, so the low liquidation value is assumed to be zero. The high liquidation value shown is based upon the financial condition of the Company's competitors and the spectrum capacity that has recently been available in the market and an assumption that the Company is operated and a sale conducted in a manner that does not result in reversion of the narrowband PCS licenses to the FCC.

         Although the liquidation of the Company's tradename and other intangible assets may have value in a going concern, management assumes no liquidation proceeds from the sale of other intangible assets due to the uncertainty of realizable value.

OTHER NONCURRENT ASSETS

         Other noncurrent assets primarily include deferred financing costs, and other miscellaneous assets. Management assumes these assets to have no value in a liquidation.

TRUSTEE FEES

         Trustee fees and expenses is estimated at 3% of gross liquidation proceeds. No priority claims other than trustee and professional fees are assumed.

WIND-DOWN OPERATING COSTS

         Wind-down operating costs consists of corporate overhead, severance, stay bonuses, and other related costs to be incurred during the Chapter 7 liquidation period. Management assumes that the liquidation would occur over a three-month period and that such expenses, costs and overhead would decrease over time.

PROFESSIONAL FEES

         Professional fees represents the costs of Chapter 7 cases related to attorneys, accountants, appraisers and other professionals retained by the trustee. Based on management's review of the nature of these costs and the outcomes of similar liquidations, fees are estimated to average approximately $0.5 million per month for three months during the liquidation period.

B.       PROJECTIONS

         1.       RESPONSIBILITY FOR AND PURPOSE OF THE PROJECTIONS

         As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the bankruptcy court determine that confirmation is not likely to be followed by a liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies feasibility standards, the Debtors' management has, through the development of financial projections (the "Projections"), analyzed the ability of the Debtors to meet their obligations under the Plan to maintain sufficient liquidity and capital resources to conduct their business. The Projections were also prepared to assist each Holder of a Claim in Classes 2, 3, 4, 5, 6 and 7 in determining whether to accept or reject the Plan.

         The Projections should be read in conjunction with the assumptions, qualifications and footnotes to tables containing the Projections set forth herein, the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in WebLink's Annual Report on Form 10-K for the fiscal year ended December 31, 2001. The Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice. Most of the assumptions about the operations of the business after the assumed Effective Date which are utilized in the Projections were prepared in January 2002 and were based, in part, on economic, competitive, and general business conditions prevailing at the time. While as of the date of this Disclosure Statement such conditions have not materially changed, any future changes in these conditions may materially impact the ability of the Debtors to achieve the Projections.

         THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. WEBLINK'S INDEPENDENT ACCOUNTANT HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

         THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, THE DEBTORS DO NOT INTEND TO, AND DISCLAIM ANY OBLIGATION TO (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF NEW COMMON STOCK OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

         THE PROJECTIONS PROVIDED IN THE DISCLOSURE STATEMENT HAVE BEEN PREPARED EXCLUSIVELY BY THE DEBTORS' MANAGEMENT. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS' CONTROL. THE DEBTORS CAUTION THAT NO

REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO REORGANIZED WEBLINK'S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

         FINALLY, THE FOLLOWING PROJECTIONS INCLUDE ASSUMPTIONS AS TO THE ENTERPRISE VALUE OF REORGANIZED WEBLINK, THE FAIR VALUE OF ITS ASSETS AND ITS ACTUAL LIABILITIES AS OF THE EFFECTIVE DATE. REORGANIZED WEBLINK WILL BE REQUIRED TO MAKE SUCH ESTIMATIONS AS OF THE EFFECTIVE DATE. SUCH DETERMINATION WILL BE BASED UPON THE FAIR VALUES AS OF THAT DATE, WHICH COULD BE MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE FOREGOING ESTIMATES.

         2.       SUMMARY OF SIGNIFICANT ASSUMPTIONS

         The Debtors have developed the Projections (summarized below) to assist both creditors and shareholders in their evaluation of the Plan and to analyze its feasibility. THE PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS DESCRIBED BELOW. ACTUAL OPERATING RESULTS AND VALUES MAY AND WILL VARY FROM THOSE PROJECTED. [INSERT ASSUMPTIONS]

         3.       SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Except for historical information, statements contained in this Disclosure Statement and incorporated by reference, including the projections in this section, may be considered "forward-looking statements" within the meaning of federal securities law. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the effect on the Company's business of operating while in Chapter 11 bankruptcy proceedings; the ability of the Company to continue operating as a going concern and successfully emerge from bankruptcy pursuant to a reorganization plan that provides for the Company to remain substantially intact; economic conditions and consumer confidence generally in the United States; the impact of technological change in the telecommunications industry; the future cost and availability of network infrastructure and subscriber devices; the impact of competition from broadband and narrowband personal communications service providers; pricing pressures on wireless data and paging products and services; the timely market acceptance of new products and services such as two-way messaging; changes in regulation by the Federal Communications Commission and various state regulatory agencies; and potential technical problems relating to the Company's wireless data network. For additional information, see Section XII, Additional Considerations, and WebLink's filings with the Securities and Exchange Commission.

         4.       FINANCIAL PROJECTIONS

         The financial projections prepared by management are summarized in the following tables. Specifically, the attached tables include: [DESCRIPTION]

                                       IV.
    PROCEDURES FOR TREATMENT OF DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS

A.       RESOLUTION OF DISPUTED CLAIMS

         1.       PROSECUTION OF OBJECTIONS TO CLAIMS

         After the Confirmation Date, the Debtors and Reorganized WebLink shall have the exclusive authority to File objections and settle, compromise, withdraw or litigate to judgment objections to Claims. From and after the Confirmation Date, the Debtors and Reorganized WebLink may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

         2.      ESTIMATION OF CLAIMS

         The Debtors or Reorganized WebLink may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or Reorganized WebLink may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

         3.       PAYMENTS AND DISTRIBUTIONS ON DISPUTED CLAIMS

         Notwithstanding any provision in the Plan to the contrary, except as otherwise agreed by Reorganized WebLink in its sole discretion, no partial payments and no partial distributions will be made with respect to a Disputed Claim until the resolution of such disputes by settlement or Final Order. Subject to the provisions of Section 8.03 of the Plan, as soon as practicable after a Disputed Claim becomes an Allowed Claim, the Holder of such Allowed Claim will receive all payments and distributions to which such Holder is then entitled under the Plan. Notwithstanding the foregoing, any Person or Entity who holds both an Allowed Claim(s) and a Disputed Claim(s) will receive the appropriate payment or distribution on the Allowed Claim(s), although, except as otherwise agreed by Reorganized WebLink in its sole discretion, no payment or distribution will be made on the Disputed Claim(s) until such dispute is resolved by settlement or Final Order.

B.       ALLOWANCE OF CLAIMS AND INTERESTS

         Except as expressly provided in the Plan or any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim or Interest shall be deemed Allowed, unless and until such Claim or Interest is deemed Allowed under the Code or the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim or Interest. Except as expressly provided in the Plan or any order entered in the Chapter 11 Cases, prior to the Effective Date (including the Confirmation Order), Reorganized WebLink after confirmation will have and retain any and all rights and defenses the Debtors had with respect to any Claim or Interest as of the date the Debtors filed their petitions for relief under the Bankruptcy Code. Pursuant to the Bankruptcy Code, all Claims of any entity that owes money to the Debtors shall be disallowed unless and until such entity pays the amount it owes the Debtors in full. Any objection to an Administrative Claim, Priority Claim or Secured Claim must be filed and served within ninety (90) days of the Effective Date.

C.       CONTROVERSY CONCERNING IMPAIRMENT

         If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy before the Confirmation Date.

                                       V.
              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.       ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         Immediately prior to the Effective Date, all executory contracts or unexpired leases of the Debtors will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those executory contracts and unexpired leases that (1) have been rejected by order of the Bankruptcy Court, (2) are the subject of a motion to assume or reject pending on the Effective Date (which shall thereafter be rejected, assumed, assigned, or otherwise treated in accordance with orders disposing of such motions), (3) are identified on a list to be Filed on or before the Confirmation Date, as to be rejected, or (4) are rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. All of the Debtors' insurance policies and any agreements, documents or instruments relating thereto, are treated as executory contracts under the Plan. Nothing contained herein or in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any entity, including, without limitation, the insurer under any of the Debtors' policies of insurance.

B.       CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES

         All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be Filed within thirty
(30) days after (i) the entry of the Confirmation Order by the Bankruptcy Court, or (ii) if arising from an executory contract or unexpired lease rejected after the entry of the Confirmation Order, the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims arising from the rejection of an executory contract or unexpired lease not Filed within such time will be forever barred from assertion against the Debtors or Reorganized WebLink, their Estates and property unless otherwise ordered by the Bankruptcy Court or provided in the Plan. All such Claims for which proofs of Claim are required to be Filed will be, and will be treated as, General Unsecured Claims subject to the provisions of Article 8 of the Plan.

C.       CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES ASSUMED

         Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or as soon as practicable thereafter or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of Reorganized WebLink or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

D.       INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

         The obligations of the Debtors to indemnify any Person or Entity serving at any time on or prior to the Effective Date as one of their directors, officers or employees by reason of such Person's or Entity's service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in the Debtors' constituent documents, by a written agreement with the Debtors or the Delaware General Corporation Law, shall be deemed and treated as executory contracts that are assumed by Reorganized WebLink pursuant to the Plan and sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, provided, however, that (a) the rights and obligations of Reorganized WebLink in respect of the foregoing shall be satisfied solely from coverage afforded under any applicable director, officer and corporation liability insurance policies of the Debtors, up to the limits thereof, and (b) the Debtors, their Estates, and their successors in interest, including Reorganized WebLink, shall not be entitled to collect on any Estate claim in or to such policies or the proceeds thereof unless and until all such indemnifications have been satisfied, settled, or paid in full from such policies and policy proceeds.

E.       COMPENSATION AND BENEFIT PROGRAMS

         Except as otherwise provided in the CEO Employment Agreement and the Severance Plan, or as expressly provided in the Plan, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, and life, accidental death, and dismemberment insurance plans shall be deemed and treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. Accordingly, the obligations of the Debtors thereunder shall survive unimpaired and unaltered by entry of the Confirmation Order.

                                       VI.
                      MEANS FOR IMPLEMENTATION OF THE PLAN

A.       CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN REORGANIZED
         WEBLINK

         The Debtors shall continue to exist after the Effective Date. Except as otherwise provided in the Plan or any agreement, instrument or indenture relating thereto, on or after the Effective Date, all property of the Estates shall vest in Reorganized WebLink, free and clear of all Claims, liens, charges, or other encumbrances and Interests. On and after the Closing Date, Reorganized WebLink may operate the business and may use, acquire or dispose of property and compromise or settle any Claims or Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. In accordance with section 1109(b) of the Bankruptcy Code, nothing in the Plan shall preclude any party in interest from appearing and being heard on any issue in the Chapter 11 Cases.

B. CANCELLATION OF NOTES, INSTRUMENTS, DEBENTURES, COMMON STOCK, OPTIONS, AND WARRANTS

         On the Effective Date, except to the extent provided otherwise in the Plan, all agreements, notes, instruments, certificates, and other documents evidencing (i) the Secured Credit Facility Claims, (ii) the Secured Vendor Financing Claims, (iii) the WebLink Note Claims, (iv) the

Interests, including all WebLink Common Stock and WebLink Warrants and (v) any other Claims represented by an instrument or judgment, shall be canceled and deemed terminated, except the common stock of PageMart PCS, Inc. and PageMart II, Inc. On the Effective Date, except to the extent provided otherwise in the Plan or the Confirmation Order, any indenture relating to any of the foregoing, including, without limitation, the WebLink Notes Indentures, shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code. The common stock interests in PageMart PCS, Inc. and PageMart II, Inc. shall not be canceled or terminated and shall survive the Debtors' Chapter 11 Cases and reorganization and remain unaltered.

C.       ISSUANCE OF NEW SECURITIES; EXECUTION OF RELATED DOCUMENTS

         On the Effective Date or as soon as practicable thereafter, Reorganized WebLink shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, each of which shall be distributed as provided in the Plan. Reorganized WebLink shall execute and deliver such other agreements, documents and instruments as are required to be executed pursuant to the terms of the Plan.

D.       SETTLEMENT OF DIP FINANCING

         On the Effective Date, any contracts, agreements, instruments and other documents evidencing the DIP Facility, any Debtor's obligations thereunder or any liens, charges or other encumbrances granted in connection therewith shall be canceled and deemed terminated.

E.       DIRECTORS AND OFFICERS

         Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, on or prior to the Confirmation Date, the identity and affiliations of any Person proposed to serve on the boards of directors of Reorganized WebLink. To the extent any such Person is an insider, the nature of any compensation for such Person will also be disclosed. Specifically, the Debtors will disclose the terms of the CEO Employment Agreement and confirmation of the Plan will serve to validate, confirm and enforce the arrangements between N. Ross Buckenham and WebLink Wireless, Inc. included in the CEO Employment Agreement. The classification and composition of the boards of directors of Reorganized WebLink shall be consistent with the certificate of incorporation of the applicable reorganized Debtor. In the case of Reorganized WebLink Wireless, the board of directors shall consist of five directors; N. Ross Buckenham, as Chairman of the Board, and four other directors to be elected by the Holders of Class 2 Claims.
N. Ross Buckenham shall also be designated CEO and President of Reorganized WebLink. The current officers of the Debtors shall be designated the officers of Reorganized WebLink. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the applicable reorganized Debtor's certificate of incorporation and by-laws and the Delaware General Corporation Law.

         The proposed directors of Reorganized WebLink Wireless shall be disclosed in the Plan Supplement.


F.       CORPORATE GOVERNANCE

         On the Effective Date, each Debtor will amend its respective certificate of incorporation with the Secretary of the State of Delaware in accordance with Section 303 of the Delaware General Corporation Law. The certificate of incorporation of each reorganized Debtor will, among other things, (i) prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code, (ii) in the case of WebLink, limit the number of authorized shares of New Common Stock to [NUMBER] shares,
(iii) prohibit cumulative voting for directors, (iv) in the case of WebLink, prohibit any action by written consent of stockholders without a meeting, (vi) eliminate, to the maximum extent permitted by the Delaware General

Corporation Law, the personal liability of a director to the applicable Debtor or its stockholders for monetary damages for breach of duty as a director and
(vii) indemnify directors, officers and, at the discretion of the board of directors, employees and agents of the corporation, to the extent permitted by Delaware General Corporation Law.

         On the Effective Date, the by-laws of Reorganized WebLink will be in substantially the form of the by-laws of WebLink, unless amended in accordance with the terms thereof and Section 303 of the Delaware General Corporation Law. The by-laws of each reorganized Debtor will, among other things, prescribe rules regarding (i) location of offices (ii) meetings of stockholders, (iii) general powers of the directors and meetings of directors, (iv) general powers of the officers, and (v) other corporate governance issues.

G.       CORPORATE ACTION

         On the Effective Date, the adoption of the certificate of incorporation, by-laws, and the selection of directors and officers for the respective Debtors, as reorganized, shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the respective Debtors, and any corporate action required by the respective Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the respective Debtors. On the Effective Date, the appropriate officers of the respective Debtors and members of the board of directors of the respective Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the respective Debtors.

H.       EMPLOYMENT AND SEVERANCE PLANS

         1.       SEVERANCE PLAN

         On the Effective Date, the Key Employee Severance Plan of WebLink Wireless, dated _________ __, 2002, to be included in the Plan Supplement, will become effective.

         2.       CEO EMPLOYMENT ARRANGEMENT

         On the Effective Date, Employment Agreement by and between WebLink Wireless, Inc. and N. Ross Buckenham, dated __________ __, 2002, to be included in the Plan Supplement, will become effective.

I.       MANAGEMENT INCENTIVE PLANS

         RESTRICTED STOCK PLAN

         On the Effective Date, the Management Equity will be issued or reserved for issuance pursuant to the Restricted Stock Plan to be included in the Plan Supplement.

J.       SOURCES OF CASH FOR PLAN DISTRIBUTION

         All Cash necessary for Reorganized WebLink to make payments pursuant to the Plan shall be obtained from existing Cash balances, the operations of the Debtors or Reorganized WebLink.

                                      VII.
                       PROVISIONS GOVERNING DISTRIBUTIONS

A.       DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE

         Except as otherwise provided in Article 7 of the Plan, as to Class 2 or as may be ordered by the Bankruptcy Court, distributions to be made on the Effective Date on account of Claims that are allowed as of the Effective Date and are entitled to receive distributions under the Plan shall be made on the Effective Date, or as soon as practicable thereafter; provided, however, that, in any case, distributions to Holders of Class 2 Claims shall be on the Effective Date or as soon as practicable thereafter but, in any event, within 10 days after the Effective Date, unless otherwise agreed by the Holders of Class 2 Claims. Distributions on account of Claims that become Allowed Claims after the Effective Date shall be made as detailed in Sections 7.03, 7.05 and 8.03 of the Plan.

         For purposes of determining the accrual of interest or rights in respect of any other payment from and after the Effective Date, the New Common Stock , the New Tranche A Terms Notes and the New Tranche B PIK Notes to be issued under the Plan shall be deemed issued as of the Effective Date regardless of the date on which it is actually dated, authenticated or distributed; provided, however, that Reorganized WebLink shall withhold any actual payment until such distribution is made and no interest shall accrue or otherwise be payable on any such withheld amounts.

B. DISTRIBUTIONS BY REORGANIZED WEBLINK; DISTRIBUTIONS WITH RESPECT TO DEBT SECURITIES

         Reorganized WebLink shall make all distributions required under the Plan provided, Reorganized WebLink may opt to engage the Indenture Trustee for distributions. The distribution of New Tranche A Terms Notes, New Tranche B PIK Notes, Cash and New Common Stock to be made on account of the Allowed Secured Credit Facility Claims shall be made by the Debtors to the Administrative Agent for delivery by the Administrative Agent to individual Holders of such Claims in accordance with the provisions of the Prepetition Bank Credit Facility, or as otherwise agreed between the Administrative Agent and any Holder of an Allowed Secured Credit Facility Claim. Notwithstanding the provisions of Section 5.02 of the Plan regarding the cancellation of the WebLink Note Indentures, the WebLink
Note Indentures shall continue in effect to the extent necessary to allow the Indenture Trustee to receive and make distributions pursuant to the Plan on account of the WebLink Notes if requested by Reorganized WebLink. Each Indenture Trustee providing services related to distributions to the Holders of Allowed WebLink Note Claims shall receive, from Reorganized WebLink, with such approval as the Bankruptcy Court may require, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments shall be made on terms agreed to with Reorganized WebLink and subject to required approvals by the Bankruptcy Court, if any.

C.       DELIVERY AND DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

         1.       DELIVERY OF DISTRIBUTIONS IN GENERAL

         Distributions to Holders of Allowed Claims shall be made at the address of the Holder of such Claim as indicated on records of the Debtors. Except as otherwise provided by the Plan or the Bankruptcy Code with respect to undeliverable distributions, distributions to Holders of Claims, if and to the extent provided in the Plan, shall be made in accordance with the Plan and distributions will be made to Holders of record as of the Distribution Record Date.

         2.       UNDELIVERABLE DISTRIBUTIONS

                  (a)      HOLDING OF UNDELIVERABLE DISTRIBUTIONS

         If any Allowed Claim Holder's distribution is returned to Reorganized WebLink as undeliverable, no further distributions shall be made to such Holder unless and until Reorganized WebLink is notified in writing of such Holder's then-current address. Undeliverable distributions shall remain in the possession of Reorganized WebLink pursuant to Section 7.03 of the Plan until such time as a distribution becomes deliverable. Undeliverable cash shall not be entitled to any interest, dividends or other accruals of any kind.

                  (b)      AFTER DISTRIBUTIONS BECOME DELIVERABLE

         From time to time, Reorganized WebLink shall make all distributions that have become deliverable.

                  (c)      FAILURE TO CLAIM UNDELIVERABLE DISTRIBUTIONS

         In an effort to ensure that all Holders of Allowed Claims receive their allocated distributions, the Debtors and Reorganized WebLink will file with the Bankruptcy Court a listing of Holders of unclaimed distributions. This list will be maintained for as long as the Bankruptcy Cases stay open. Any Holder of an Allowed Claim that does not assert a Claim pursuant to the Plan for an undeliverable distribution within five years after the Effective Date shall have its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against the Debtors or Reorganized WebLink or their property. In such cases, any Cash or securities held for distribution on account of such Claims shall be property of Reorganized WebLink, free of any restrictions thereon. Nothing contained in the Plan shall require the Debtors, the Indenture Trustee or Reorganized WebLink to attempt to locate any Holder of an Allowed Claim.

D.       DISTRIBUTION RECORD DATE

         As of the Distribution Record Date, the transfer register for the WebLink Notes as maintained by the Debtors, the trustee of the WebLink Note Indentures, or their respective agents, shall be closed and the transfer of WebLink Notes, or any interest therein, will be prohibited. Moreover, the Debtors and Reorganized WebLink shall have no obligation to recognize the transfer of any WebLink Notes occurring after the Distribution Record Date, and shall be entitled for all purposes herein to recognize and deal only with those Holders of record as of the Distribution Record Date.

E.       TIMING AND CALCULATION OF AMOUNTS TO BE DISTRIBUTED

         Unless otherwise provided for in Article 3 of the Plan or agreed to by the Holder of a Claim and the Debtors, on the Effective Date, each Holder of an Allowed Claim against the Debtors shall be entitled to receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. Periodic distributions shall also be made, pursuant to Section 8.03 of the Plan, to Holders of Disputed Claims in any such Class whose Claims become Allowed from time to time. Such distributions shall also be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

F.       SETOFFS

         The Debtors and Reorganized WebLink may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and Causes of Action of any nature that the Debtors or

Reorganized WebLink may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or Reorganized WebLink of any such claims, rights and Causes of Action that the Debtors or Reorganized WebLink may possess against such Holder.

G.       SURRENDER OF CANCELED INSTRUMENTS OR SECURITIES

         Except as set forth in subsection 7.08 of the Plan, as a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the notes, instruments, securities or other documents canceled pursuant to Section 5.02 of the Plan, the Holder of such Claim shall tender the applicable notes, instruments, securities or other documents evidencing such Claim to WebLink, or, if directed by WebLink, the Indenture Trustee. Any Cash or securities to be distributed pursuant to the Plan on account of any such Claim shall, pending such surrender, be treated as an undeliverable distribution pursuant to Section 7.03 of the Plan.

         Any Holder of any Claim that fails to surrender or is deemed to have failed to surrender the applicable documents evidencing such Claim, including, without limitation, any notes, instruments or certificates, required to be tendered in the times required herein shall have its Claim relating to such applicable document discharged and shall be forever barred from asserting any such Claim against the Debtors or Reorganized WebLink or their property.

H.       LOST, STOLEN, MUTILATED OR DESTROYED DEBT SECURITIES

         Any Holder of a Claim evidenced by a WebLink Note or a note issued under the Prepetition Bank Credit Facility or the Vendor Financing Arrangement that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such WebLink Note or a note issued under the Prepetition Bank Credit Facility or the Vendor Financing Arrangement, deliver to WebLink, or if directed by WebLink, the Indenture Trustee: (1) evidence satisfactory to Reorganized WebLink of the loss, theft, mutilation or destruction; and (2) such security or indemnity as may be required by Reorganized WebLink and the Indenture Trustee to hold Reorganized WebLink and the Indenture Trustee harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim. Upon compliance with this procedure by a Holder of a Claim evidenced by a WebLink Note or a note issued under the Prepetition Bank Credit Facility or the Vendor Financing Arrangement, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such note or debenture.

I.       HART-SCOTT-RODINO COMPLIANCE

         Any shares of New Common Stock to be distributed under the Plan to any entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity, if any, shall have expired or been terminated and any objections raised by the applicable reviewing governmental agency shall have been resolved.

                                      VIII.
                              CONDITIONS PRECEDENT

A.       CONDITIONS PRECEDENT TO CONFIRMATION

         It shall be a condition to Confirmation of the Plan that each of the following conditions shall have been satisfied or waived pursuant to the provisions of Section 9.03 of the Plan:

                  o approval by the Bankruptcy Court of all provisions, terms and conditions of the Plan in the Confirmation Order.

B.       CONDITIONS PRECEDENT TO CONSUMMATION

         It shall be a condition to Consummation of the Plan that each of the following conditions shall have been satisfied or waived pursuant to the provisions of Section 9.03 of the Plan:

                  o the Confirmation Order shall have been signed by the Bankruptcy Court and duly entered on the docket for the Chapter 11 Cases by the Clerk of the Bankruptcy Court, which Confirmation Order shall be in form and substance acceptable to the Debtors;

                  o        the Confirmation Order shall be a Final Order;

                  o all Telecommunication Authorizations, and other authorizations, consents, regulatory approvals, rulings, letter, opinions or documents that are determined by the Debtors to be necessary to implement the Plan, have been obtained and are in full force and effect; and

                  o the Effective Date shall occur within 45 days from the later of (i) the Confirmation Date and (ii) the date all Telecommunication Authorizations, and other authorizations, consents, regulatory approvals, rulings, letter, opinions or documents that are determined by the Debtors to be necessary to implement the Plan, have been obtained and are in full force and effect.

         If the Effective Date does not occur by the 45th day from the later of
(i) the Confirmation Date and (ii) all Telecommunication Authorizations, and other authorizations, consents, regulatory approvals, rulings, letter, opinions or documents that are determined by the Debtors to be necessary to implement the Plan, have been obtained and are in full force and effect, the Confirmation Order shall be deemed null and void and the Debtors and its creditors shall be restored to their original positions.

C.       WAIVER OF CONDITIONS

         The Debtors, in their sole discretion, may waive any of the conditions to Confirmation of the Plan and/or to Consummation of the Plan set forth in Sections 9.01 and 9.02 of the Plan at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm and/or consummate the Plan.

D.       EFFECT OF NON-OCCURRENCE OF CONDITIONS TO CONSUMMATION

         If the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors; (2) prejudice in any manner the rights of the Debtors, or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors in any respect.

                                       IX.
                   RELEASE, INJUNCTIVE AND RELATED PROVISIONS

A.       SUBORDINATION

         The classification and manner of satisfying all Claims and Interests and the respective distributions and treatments under the Plan take into account and/or conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to the Plan. The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and Entities from enforcing or attempting to enforce any such contractual, legal and equitable subordination rights satisfied, compromised and settled pursuant to Section 10.01 of the Plan.

B.       LIMITED RELEASES BY THE DEBTORS

         Except as otherwise specifically provided in the Plan, for good and valuable consideration, including, but not limited to, the service of the D&O Releasees to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, the D&O Releasees, on and after the Effective Date, are released by the Debtors and Reorganized WebLink and their subsidiaries from any and all claims (as defined in section 10l(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that the Debtors or their subsidiaries would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Person or Entity, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, except, in the case of the D&O Releasees, for claims or liabilities (i) in respect of any loan or advance of Cash by the Debtors or their subsidiaries to any such Person, (ii) in respect of any contractual obligation owed by such Person to the Debtors or their subsidiaries or (iii) based on the gross negligence, fraud or willful misconduct of such Person.

         Except as otherwise specifically provided in the Plan, for good and valuable consideration, including, but not limited to, the service of the Holders of Class 2 Claims to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, the Class 2 Claim Releasees, on and after the Effective Date, are released by the Debtors and Reorganized WebLink and their subsidiaries from any and all claims (as defined in section 101(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether know or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that the Debtors or their subsidiaries would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf on the Holder of any Claim or Interest or other Person or Entity, based in whole or in part upon the Chapter 11 Cases or the Plan, except in the case of the Class 2 Claim Releasees, for claims or liabilities based on the gross negligence, fraud or willful misconduct of such Person.

C.       PRESERVATION OF RIGHTS OF ACTION

         Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, Reorganized WebLink shall retain and may exclusively enforce any claims, rights and Causes of Action that the Debtors or the Estates may hold against any Person or Entity. Reorganized WebLink may pursue such retained claims, rights or causes of action, as appropriate, in accordance with the best interests of Reorganized WebLink. On the Effective Date, Reorganized WebLink shall not be deemed to waive and release any claims, rights or causes of action arising under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code held by Reorganized WebLink against any Person or Entity.

D.       EXCULPATION

         The Debtors, Reorganized WebLink and the D&O Releasees and their respective members and Professionals (acting in such capacity) shall neither have nor incur any liability to any Person or Entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, Confirmation or Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, or any other act taken or omitted to be taken in connection with the Debtors' Chapter 11 Cases; provided, however, that the foregoing provisions shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct.

E.       INJUNCTION

         From and after the Effective Date, all Persons and Entities are permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any claim, obligation, debt, right, Cause of Action, remedy or liability released or to be released pursuant to Article 10 of the Plan.

                                       X.
                            RETENTION OF JURISDICTION

         Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases after the Effective Date as legally permissible, including jurisdiction to:

                  o allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims;

                  o grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

                  o resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which the Debtors are parties or with respect to which the Debtors may be liable and to hear, determine and, if necessary, allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claims arising therefrom, including those matters related to the amendment after the Confirmation Date pursuant to
                           Article 6 of the Plan to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

                  o ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan, including ruling on any motion filed pursuant to Article 7 of the Plan;

                  o decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

                  o enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

                  o resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person's or Entity's obligations incurred in connection with the Plan;

                  o issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of the Plan, except as otherwise provided in the Plan;

                  o resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article 10 of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

                  o enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

                  o consider any amendments to or modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

                  o hear any other matter not inconsistent with the Bankruptcy Code;

                  o determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement; and

                  o enter an order and/or final decree concluding the Chapter 11 Cases.

                                       XI.
                       PROCESS OF VOTING AND CONFIRMATION

         The following is a brief summary regarding the acceptance and confirmation of the Plan. Holders of Claims and Interests are encouraged to review the relevant provisions of the Bankruptcy Code and/or to consult their own attorneys. Additional information regarding voting procedures is set forth in the Notice accompanying this Disclosure Statement.

A.       VOTING INSTRUCTIONS

         This Disclosure Statement, accompanied by a Ballot to be used for voting on the Plan, is being distributed to Holders of Claims in Classes 2, 3, 4, 5, 6 and 7. Only such Holders are entitled to vote to accept or reject the Plan and may do so by completing the Ballot and returning it to the Information Agent. IN LIGHT OF THE BENEFITS TO BE ATTAINED BY THE PLAN ON BEHALF OF EACH CLASS OF CLAIMS, THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS IN EACH OF THE IMPAIRED CLASSES 2, 3, 4, 5, 6 AND 7 VOTE TO ACCEPT THE PLAN AND RETURN THE BALLOT.

         BALLOTS MUST BE RECEIVED BY BANKRUPTCY SERVICES, LLC (the "Information Agent"), [address of information agent], ATTENTION: [__________] ON OR BEFORE 4:00 P.M., PREVAILING EASTERN TIME, ON ____________ __, 2002. ANY BALLOT RECEIVED AFTER THAT TIME MAY NOT BE COUNTED. ANY BALLOT WHICH IS EXECUTED BY THE HOLDER OF AN ALLOWED CLAIM BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED AN ACCEPTANCE OF THE PLAN.

         Except to the extent the Debtors so determine or as permitted by the Bankruptcy Court, Ballots received after [______________ __, 2002] (the "Voting Deadline") will not be accepted or counted by the Debtors in connection with the Debtors' request for confirmation of the Plan. The Debtors expressly reserve the right to amend, at any time and from time to time, the terms of the Plan (subject to compliance with the requirements of Section 1127 of the Bankruptcy
Code). If
the Debtors make a material change in the terms of the Plan or if the Debtors waive a material condition, the Debtors will disseminate additional solicitation materials and will extend the solicitation, in each case to the extent required by law.

         If a Ballot is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should indicate such capacity when signing and, unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors to so act on behalf of a beneficial interest holder.

         Except as provided below or as ordered by the Court, unless the Ballot being submitted is timely submitted on or prior to the Voting Deadline, the Debtors may, in their discretion, reject such Ballot as invalid and, therefore, decline to utilize it in connection with confirmation of the Plan by the Bankruptcy Court.

         In the event a Claim is disputed or a designation is requested under section 1126(e) of the Bankruptcy Code, any vote to accept or reject the Plan cast with respect to such Claim will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise.

         The method of delivery of Ballots to be delivered to the Information Agent is at the election and risk of each Holder of Claims. Except as otherwise provided in the Plan, such delivery will be deemed made only when actually received by the Information Agent. Instead of effecting delivery by mail, it is recommended that such Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery.

         Any Holder of Impaired Claims who has delivered a valid Ballot voting on the Plan may withdraw such vote solely in accordance with Rule 3018(a) of the Federal Rules of Bankruptcy Procedure.

         Subject to any contrary order of the Bankruptcy Court, the Debtors reserve the absolute right to reject any and all Ballots not proper in form, the acceptance of which would, in the opinion of the Debtors or their counsel, not be in accordance with the provisions of the Bankruptcy Code. Subject to contrary order of the Bankruptcy Court, the Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot unless otherwise directed by the Bankruptcy Court. The Debtors' interpretation of the terms and conditions of the Plan (including the Ballot and the Voting Instructions), unless otherwise directed by the Bankruptcy Court, shall be final and binding on all parties. Unless waived or as ordered by the Bankruptcy Court, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other person or entity will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will not be counted.

B.       CONFIRMATION HEARING

         Subsection 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan (the "Confirmation Hearing"). Subsection 1128(b) of the Bankruptcy Code provides that any party-in-interest may object to confirmation of the Plan.

         The Bankruptcy Court has scheduled the Confirmation Hearing for __________ __, 2002, before the Honorable Steven A. Felsenthal, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Northern District of Texas, Earl Cabell Federal Building, 1100

Commerce Street, 14th floor, Dallas, Texas 75242. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.

         Objections to confirmation of the Plan must be filed and served on or before __________ __, 2002, in accordance with the Notice accompanying this Disclosure Statement. UNLESS OBJECTIONS TO CONFIRMATION ARE TIMELY SERVED AND FILED IN COMPLIANCE WITH THE APPROVAL ORDER, THEY WILL NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C.       STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

         At the Confirmation Hearing, the Bankruptcy Court shall determine whether the requirements of section 1129 of the Bankruptcy Court have been satisfied. If so, the Bankruptcy Court shall enter the Confirmation Order. The Debtors believe that the Plan satisfies or will satisfy the applicable requirements, as follows:

                  o The Plan complies with the applicable provisions of the Bankruptcy Code.

                  o The Debtors, as Plan proponents, will have complied with the applicable provisions of the Bankruptcy Code.

                  o The Plan has been proposed in good faith and not by any means forbidden by law.

                  o Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, these Chapter 11 Cases, or in connection with the Plan and incident to these Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Plan is reasonable, or if such payment is to be fixed after the confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

                  o With respect to each class of Impaired Claims or Interests, either each Holder of a Claim or Interest of such class has accepted the Plan, or will receive or retain under the Plan on account of such Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated on such date under Chapter 7 of the Bankruptcy Code.

                  o Each Class of Claims or Interests that is entitled to vote on the Plan has either accepted the Plan or is not impaired under the Plan.

                  o Except to the extent that the Holder of a particular Claim will agree to a different treatment of such Claim, the Plan provides that Allowed Administrative Claims, and Allowed Other Priority Claims will be paid in full on the Effective Date or as soon as is practicable and that Allowed Priority Tax Claims will be paid in full with interest over a period of six years from assessment.

                  o At least one Class of impaired Claims will accept the Plan, determined without including any acceptance of the Plan by any insider holding a Claim of such class.

                  o Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.

                  o All fees of the type described in 28 U.S.C. Section 1930, including the fees of the United States Trustee, will be paid as of the Effective Date.

         The Debtors believe that (a) the Plan satisfies or will satisfy all of the statutory requirements of Chapter 11 of the Bankruptcy Code; (b) it has complied or will have complied with all of the requirements of Chapter 11; and
(c) the Plan has been proposed in good faith.

         1.       BEST INTERESTS OF CREDITORS TEST/LIQUIDATION ANALYSIS

         Before the Plan may be confirmed, the Bankruptcy Court must find (with certain exceptions) that the Plan provides, with respect to each Class, that each Holder of a Claim or Interest in such Class either (a) has accepted the Plan or (b) will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such person would receive or retain if the Debtors liquidated under Chapter 7 of the Bankruptcy Code.

         In Chapter 7 liquidation cases, unsecured creditors and interest holders of a debtor are paid from available assets generally in the following order, with no lower class receiving any payments until all amounts due to senior classes have been paid fully or payment provided for:

         o Secured creditors (to the extent of the value of their collateral).

         o        Priority creditors.

         o        Unsecured creditors.

         o Debt expressly subordinated by its terms or by order of the Bankruptcy Court.

         o        Interest Holders.

         As described in more detail in the Liquidation Analysis in Article IV herein, the Debtors believe that the value of any distributions in Chapter 7 cases would be equal or less than the value of distributions under the Plan because such distributions in Chapter 7 cases may not occur for a longer period of time thereby reducing the present value of such distributions. In this regard, it is possible that distribution of the proceeds of a liquidation could be delayed for a period in order for a Chapter 7 trustee and its professionals to become knowledgeable about the Bankruptcy Case and the Claims against the Debtors. In addition, the fees and expenses of a Chapter 7 trustee would likely exceed those of the Estates' Representative, thereby further reducing cash available for distribution.

         2.       FINANCIAL FEASIBILITY

         The Bankruptcy Code requires the Bankruptcy Court to find, as a condition to confirmation, that confirmation is not likely to be followed by the liquidation of the Debtors or Reorganized WebLink or the need for further financial reorganization, unless such liquidation is contemplated by the Plan. Pursuant to the terms of the Plan, Reorganized WebLink believes it will possess sufficient cash to satisfy its post-petition obligations under the Plan.

         3.       ACCEPTANCE BY IMPAIRED CLASS

         The Bankruptcy Code requires, as a condition to confirmation, that each class of Claims or Interests that is impaired under the Plan accept the Plan, with the exception described in the following section. A class that is not "impaired" under a plan of reorganization is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required. A class is "impaired' unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the claim or interest entitles the Holder of such claim or interest; (b) cures any default and reinstates the original terms of the obligation; or (c) provides that on the consummation date, the Holder of the claim or interest receives cash equal to the allowed amount of such claim or, with respect to any interest, any fixed liquidation preference to which the interest Holder is entitled or any fixed price at which the debtor may redeem the security.

         4.       CONFIRMATION WITHOUT ACCEPTANCE BY ALL IMPAIRED CLASSES

         Section 1129(b) of the Bankruptcy Code allows a Bankruptcy Court to confirm a plan, even if such plan has not been accepted by all impaired classes entitled to vote on such plan, provided that such plan has been accepted by at least one impaired class. Holders of Claims in Class 8 and Holders of Interests in Class 9 are impaired and are deemed to have rejected the Plan. Thus, the Debtors will seek the application of the statutory requirements set forth in
Section 1129(b) of the Bankruptcy Code for confirmation of the Plan despite lack of acceptance by all Impaired Classes.

         Section 1129(b) of the Bankruptcy Code states that notwithstanding the failure of an impaired class to accept a plan of reorganization, the plan shall be confirmed, on request of the proponent of the plan, in a procedure commonly known as "cram-down," so long as the plan does not "discriminate unfairly," and is "fair and equitable" with respect to each class of Claims or Interests that is impaired under, and has not accepted, the plan.

         The condition that a plan be "fair and equitable" with respect to a non-accepting class of secured claims includes the requirements that (a) the holders of such secured claims retain the liens securing such claims to the extent of the allowed amount of the claims, whether the property subject to the liens is retained by the debtor or transferred to another entity under the plan and (b) each holder of a secured claim in the class receives deferred cash payments totaling at least the allowed amount of such claim with a present value, as of the effective date of the plan, at least equivalent to the value of the secured claimant's interest in the debtor's property subject to the liens.

         The condition that a plan be "fair and equitable" with respect to a non-accepting class of unsecured claims includes the requirement that either:
(a) such class receive or retain under the plan property of a value as of the effective date of the plan equal to the allowed amount of such claim or (b) if the class does not receive such amount, no class junior to the non-accepting class may receive a distribution under the plan.

         The condition that a plan be "fair and equitable" with respect to a non-accepting class of interests includes the requirements that either: (a) the plan provide that each holder of an interest in such class receive or retain under the plan, on account of such interest, property of a value, as of the effective date of the plan, equal to the greater of(i) the allowed amount of any fixed liquidation preference to which such holder is entitled; (ii) any fixed redemption price to which such holder is entitled; or (iii) the value of such interest; or (b) if the class does not receive such an amount as required under
(a), no class of interests junior to the non-accepting class may receive a distribution under the plan.

                                      XII.
                            ADDITIONAL CONSIDERATIONS

         ALL IMPAIRED HOLDERS SHOULD READ AND CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT, PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN.

A.       FINANCIAL INFORMATION; DISCLAIMER

         Although the Debtors have used their best efforts to ensure the accuracy of the financial information provided in this Disclosure Statement, the financial information contained in this Disclosure Statement has not been audited and is based upon an analysis of data available at the time of the preparation of the Plan and Disclosure Statement. While the Debtors believe that such financial information fairly reflects the financial condition of the Debtors, the Debtors are unable to warrant or represent that the information contained herein and attached hereto is without inaccuracies.

B.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a general discussion of (1) certain federal income tax consequences of the Plan to the Holders of Class 2 through Class 7 Claims (together "Claims") and (2) certain federal income tax consequences of the Plan to the Company.

         This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), final, temporary and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). The statements of law and legal conclusions set forth below reflect the Company's view of the appropriate interpretation of those provisions, based in part on the advice of Davis Polk & Wardwell, special counsel to the Company. There can be no assurance that the Internal Revenue Service ("IRS") or a court will agree with the federal income tax consequences described below.

         This discussion provides general information only and does not describe all of the tax consequences that may be relevant to a Holder in light of its particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, persons holding their investment in the Company underlying any Claim as part of a hedge, foreign Persons, holders whose functional currency is not the U.S. dollar, Persons subject to the alternative minimum tax or Persons to whom property was or is transferred in connection with the performance of services. In particular, this discussion does not address special tax rules that apply with respect to banks.

         THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN FOR HOLDERS AND THE COMPANY ARE COMPLEX. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MATTERS DISCUSSED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS.

         1.       FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE HOLDERS OF
                  CLAIMS

         The Company believes that the transactions contemplated by the Plan will be treated as a reorganization within the meaning of Section 368(a)(1)(G) of the Internal Revenue Code. In order for an exchange contemplated by the Plan to constitute a tax-free transaction for a Holder, the investment in the Company underlying a Claim exchanged by a Holder must qualify as a "security" for federal income tax purposes, and the Holder must receive stock and/or securities of the Company in the exchange. Whether a particular debt instrument is considered a "security" for federal income tax purposes is based on a facts and circumstances test which depends upon the terms of the instrument at issue. In general, a debt instrument constitutes a "security" if it represents a participating, continuing interest in the issuer, rather than merely the right to receive cash. Accordingly, the term of the debt instrument is usually regarded as a significant factor in determining whether the instrument is a security for federal income tax purposes. Furthermore, claims arising out of the extension of trade credit or litigation will not constitute securities for federal income tax purposes.

         The Company believes that the 15% Exchange Notes underlying Class 4 Claims and the 11 1/4 % Exchange Notes underlying Class 5 Claims should constitute securities and that the other Claims will not constitute securities for federal income tax purposes. Nevertheless, because a Holder's individual facts and circumstances may differ significantly, Holders are urged to consult their own tax advisors with respect to whether the investment in the Company underlying their Claims constitute securities for federal income tax purposes.

                           (a) FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF WEBLINK NOTES

         Assuming the Plan is treated in the manner described above, and the WebLink Notes are considered securities held by the holders thereof as capital assets for federal income tax purposes, the federal income tax consequences to the holders of WebLink Notes will be as follows:

         (1) Holders of WebLink Notes who receive New Common Stock will recognize no income, gain or loss in connection with such exchange;

         (2) The aggregate tax basis in the shares of New Common Stock received in exchange for WebLink Notes will be equal to the Holder's adjusted tax basis in the WebLink Notes immediately prior to the exchange; and

         (3) The holding period of the shares of New Common Stock received in exchange for WebLink Notes will include the holding period of the WebLink Notes for which they were exchanged.

                           (b) FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF OTHER CLAIMS

         Assuming Claims other than those represented by the WebLink Notes are not treated as securities for federal income tax purposes, Holders of such Claims will recognize taxable gain or loss in an amount equal to the difference between the amount realized in the exchange and the Holder's adjusted tax basis in the investment underlying the Claim immediately prior to the exchange. For these purposes, the amount realized with respect to a particular class of Claims will be as follows:

         The amount realized for a Holder of Class 2 Claims and Class 3 Claims will equal (i) the fair market value of the New Common Stock received in the exchange determined on the date of the exchange, plus (ii) the principal amount of the New Tranche A Terms Notes and the New Tranche B PIK Notes, received by a Holder, plus (iii) any Cash received by a Holder.

         The amount realized for a Holder of Class 6 Claims will equal the fair market value of the New Common Stock received in the exchange.

         The amount realized for a Holder of Class 7 Claims will equal the amount of Cash received by the Holder.

         The character of any gain or loss recognized by a Holder will depend upon the particular facts and circumstances relevant to a Holder including the status of the Holder, the purpose and circumstances of the acquisition of the investment underlying the Claim and the Holder's holding period in the investment.

         HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE CHARACTER OF ANY GAIN OR LOSS RECOGNIZED IN THE EXCHANGE AND THE CONSEQUENCES OF HOLDING THE INVESTMENT IN THE COMPANY RECEIVED IN THE EXCHANGE.

         2.       FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE COMPANY

         If the Plan is treated in the manner described above, then the federal income tax consequences to the Company will be as follows:

         (1) The Company will not recognize any income, gain or loss in connection with the transactions contemplated by the Plan.

         (2) As a result of the exchanges contemplated by the Plan, the Company will realize income from the cancellation of indebtedness ("COD Income").

         (3) Any COD Income realized by the Company will be excluded from the Company's gross income for federal income tax purposes.

         (4) The Company will be required to reduce certain federal income tax attributes, including net operating loss carryovers and the basis of the Company's assets, by the amount of the COD Income excluded from gross income by reason of Section 108(a) of the Internal Revenue Code. The Company estimates that all of the COD Income realized by the Company will be applied to reduce the Company's consolidated net operating loss carryovers.

         (5) Reorganized WebLink will succeed to the Company's net operating loss carryovers, capital loss carryovers and similar tax attributes, if any, remaining after the reduction described above. Unless the election described below is made the generally applicable limitations on the use of net operating losses and other tax attributes following a change in ownership will not apply. Accordingly, no annual limitation will apply to Reorganized WebLink's use of net operating loss carryovers, if any, that remain after the reduction for COD Income described above and further reduction by the amount of interest deductions taken with respect to debt exchanged for stock pursuant to the Plan for three taxable years before the year in which the Effective Date occurs and for the portion of the taxable year ending on the Effective Date. The benefit of all of such attributes would be lost, however, as of the date of any change in ownership of Reorganized WebLink, as defined in Section 382 of the Internal Revenue Code, if it were to occur within two years after the Effective Date. Reorganized WebLink may, however, elect to treat the Plan as resulting in a current change in the ownership of the Company. If Reorganized WebLink should elect to so treat the Plan, Reorganized WebLink's use of any net operating loss carryovers, capital loss carryovers or similar tax attributes of the Company would be limited for periods following the Effective Date.

C.       LIQUIDITY CONSIDERATIONS

         1.       RESTRICTION ON TRANSFER

         Holders of New Common Stock who are deemed to be "underwriters" as defined in Section 1145(b) of the Bankruptcy Code, or who are otherwise deemed to be "affiliates" or "control persons" of Reorganized WebLink Wireless within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), will be unable to offer or sell their New Common Stock after the Effective Date, except pursuant to an available exemption from registration under the Securities Act and under equivalent state securities or "blue sky" laws.

         2.       POTENTIAL NON-LIQUIDITY OF PLAN SECURITIES

         No established trading market exists for the New Common Stock, and no assurance can be given that such a trading market will develop following the effectiveness of the Plan or, if a trading market for the New Common Stock develops, no assurance can be given as to the liquidity of such a trading market. Reorganized WebLink does not expect to seek listing for the New Common Stock on any national securities exchange or automated dealer quotation system.

D.       SECURITIES LAWS MATTERS

         THE ISSUANCE OF THE NEW COMMON STOCK UNDER THE PLAN RAISES CERTAIN SECURITIES LAW ISSUES UNDER THE BANKRUPTCY CODE AND FEDERAL AND STATE SECURITIES LAWS THAT ARE DISCUSSED IN THIS SECTION. THE INFORMATION CONTAINED IN THIS SECTION SHOULD NOT BE CONSIDERED APPLICABLE TO ALL SITUATIONS OR ALL CREDITORS OR INTERESTS HOLDERS RECEIVING NEW COMMON STOCK UNDER THE PLAN. CREDITORS AND INTEREST

HOLDERS SHOULD CONSULT THEIR OWN LEGAL COUNSEL CONCERNING THE FACTS AND CIRCUMSTANCES WITH RESPECT TO THE TRANSFER OF NEW COMMON STOCK.

         1.       INITIAL ISSUANCE OF NEW COMMON STOCK

         Section 1145 of the Bankruptcy Code provides that the securities registration and qualification requirements of federal and state securities laws do not apply to the offer or sale of stock, warrants or other securities by a debtor if the offer or sale occurs under a plan of reorganization and the securities are transferred in exchange (or principally in exchange) for a claim against or interest in a debtor. The Debtors believe that the initial issuance of New Common Stock to claimants will be exempt from the registration and qualification requirements of federal and state securities laws under Section 1145 of the Bankruptcy Code.

         2.       RESALE OF CLAIMANTS SECURITIES

         Any claimant who is not an "underwriter" under Section 1145 of the Bankruptcy Code and is not an "affiliate" under Rule 144 of the Securities Act may resell New Common Stock received under the Plan without registering such sale under the Securities Act. The term "underwriter," as used in Section 1145 of the Bankruptcy Code, includes four (4) categories of persons: "issuers," "accumulators," "distributors" and "syndicators."

         To the extent that persons deemed "underwriters" receive securities pursuant to the Plan, resale by such persons would not be exempted by Section 1145 of the Bankruptcy Code from the registration requirements of the Securities Act. Given the complex, subjective nature of the question of whether a particular Holder may be an "underwriter," the Debtors make no representations concerning the right of any person to trade in New Common Stock. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF NEW COMMON STOCK CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

         Issuers. The term "issuer" for purposes of Section 1145 of the Bankruptcy Code includes any person directly or indirectly controlling or controlled by the Debtors, as the case may be, or any person under direct or indirect common control with the Debtors. Whether a person is an "issuer," and therefore an "underwriter," for purposes of Section 1145(b) of the Bankruptcy Code, depends on a number of factors. These include: (i) the person's interest in a reorganized debtor; (ii) the distribution and concentration of other interests in a reorganized debtor; (iii) whether the person, either alone or acting in concert with others, has a contractual or other relationship giving that person power over management policies and decisions of a reorganized debtor; and (iv) whether the person actually has such power notwithstanding the absence of formal indicia of control. The legislative history of Section 1145 of the Bankruptcy Code suggests that a claimant with at least 20% of the securities of a company could be deemed a controlling person.

         Accumulators and Distributors. "Accumulators" are persons who purchase Claims against Debtors with a view to distribution of any New Common Stock to be received under the Plan in exchange for such Claim. "Distributors" are persons who offer to sell securities or warrants for the holders of such securities. In prior bankruptcy cases, the staff of the Securities and Exchange Commission has taken the position that resales by accumulators and distributors of securities distributed under a plan are exempt from the registration requirements of the Securities Act if made in "ordinary trading transactions."

         Syndicators. "Syndicators" are persons who offer to buy securities for distribution, under an agreement made in connection with the Plan, with consummation of the Plan or in connection with the offer or sale of such securities under the Plan.

         Dealers. "Dealers" are persons who engage either for all or part of their time, directly or indirectly, as agents, brokers or principals, in the business of offering, buying, selling or otherwise dealing or trading in securities. Section 4(3) of the Securities Act will exempt transactions in New Common Stock issued to creditors under the Plan by Dealers taking place more than forty (40) days after the Effective Date. Within the forty (40) day period after the Effective Date, transactions by Dealers who are stockbrokers are exempt from the Securities Act pursuant to Section 1145(a)(4) of the Bankruptcy Code, as long as the stockbrokers deliver a copy of this Disclosure Statement (and supplements hereto, if any, as ordered by the Court) at or before the time of the transactions.

         3.       DE-REGISTRATION; NO FURTHER SEC FILINGS

         Because Reorganized WebLink does not expect the New Common Stock to be listed on any national securities exchange or automated dealer quotation system, and because the Debtors anticipate that the New Common Stock will be held by less than 300 holders of record, it is currently expected that as of the Effective Date, WebLink will deregister its Common Stock and cease to be a "reporting company" within the meaning of the Securities Exchange Act of 1934, as amended. Following the Effective Date, WebLink will therefore cease filing reports on Form 10-K, 10-Q and 8-K with the Securities and Exchange Commission. Unless [the Plan is amended to provide otherwise] [or Reorganized WebLink agrees otherwise with any Holder], there will therefore not be publicly available any information regarding Reorganized WebLink's business, operations or financial position.

E.       CERTAIN BANKRUPTCY CONSIDERATIONS

         1.       OBJECTION TO CLASSIFICATIONS

         Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code; however, there can be no assurance that the Court would reach the same conclusion.

         2.       RISK OF NON-CONFIRMATION OF THE PLAN

         Even if all Impaired Classes accept or could be deemed to have accepted the Plan, the Plan may not be confirmed by the Bankruptcy Court. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, (a) that the confirmation of the Plan not be followed by a need for further financial reorganization, (b) that the value of distributions to dissenting Holders not be less than the value of distributions to such Holders if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code and (c) that the Plan and the Plan proponent otherwise comply with the applicable provisions of the Bankruptcy Code. Although the Debtors believe that the Plan will meet all applicable tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

         3.       NONCONSENSUAL CONFIRMATION

         Pursuant to the "cramdown" provisions of section 1129(b) of the Bankruptcy Code, the Bankruptcy Court can confirm the Plan at the Debtors' request if at least one Impaired Class of Claims has accepted the Plan (with such acceptance being determined without including the acceptance of any "insider" in such Class) and, as to each Impaired Class which has not accepted the Plan, the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to Impaired Classes. IN ACCORDANCE WITH SUBSECTION 1129(a)(8) OF THE BANKRUPTCY CODE, THE DEBTORS WILL BE REQUIRED TO REQUEST CONFIRMATION OF THE PLAN WITHOUT THE ACCEPTANCE OF ALL IMPAIRED CLASSES ENTITLED TO VOTE IN ACCORDANCE WITH SUBSECTION 1129(b) OF THE BANKRUPTCY CODE.

         The Debtors reserve their right to modify the terms of the Plan as necessary for the confirmation of the Plan without the acceptance of all Impaired Classes. Such modification could result in a less favorable treatment of any non-accepting Class or Classes, as well as of any Classes junior to such non-accepting Classes, than the treatment currently provided in the Plan. Such less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than that currently provided in the Plan or no distribution of property whatsoever under the Plan.

         4.       DELAYS OF CONFIRMATION AND/OR EFFECTIVE DATE

         Any delays of either confirmation or effectiveness of the Plan could result in, among other things, increased professional fee claims. These or any other negative effects of delays of either confirmation or effectiveness of the Plan could endanger the ultimate approval of the Plan by the Bankruptcy Court.

F.       CERTAIN BUSINESS RISKS

         1.       DEPENDENCE ON METROCALL AND OTHER LARGE CUSTOMERS

         In 2001, the Company received approximately 10.6% of its total revenues from Metrocall pursuant to three strategic alliance agreements. Metrocall is expected to file a petition under Chapter 11 in the near future. Consequently, any decision by Metrocall to reject and terminate its agreement with the Company once it files a petition under Chapter 11 or any continued disruption of Metrocall's business that would prevent the Company from receiving payments from Metrocall under the strategic alliance agreements would decrease the Company's recurring revenues significantly.

         The Company is now focusing on large strategic alliance and corporate customers. In 2001, the Company received approximately 31.7% of its total revenues from its top four customers. These customers are expected to contribute an even greater portion of the Company's revenues in 2002. These large customers monitor the Company's reorganization plans closely. Consequently, any decision by one or more of them to slow sales programs or terminate agreements with the Company would decrease the Company's recurring revenues significantly.

         2.       COMMERCIAL VIABILITY OF WIRELESS DATA SERVICES

         The Company cannot assure that wireless data services, including wireless e-mail, peer to peer messaging and information on demand, which are relatively new products to the market, will be accepted in the marketplace and be commercially viable. Wireless data services could be affected by matters beyond the Company's control. These matters include:

         -  the degree of market acceptance;

         -  the future availability and cost of subscriber devices;

         -  technological changes affecting wireless data services;

         -  marketing and pricing strategies of competitors; and

         -  regulatory developments and general economic conditions.

         3.       HISTORY OF OPERATING LOSSES

         The Company has sustained consolidated operating losses in each year of operations since inception. The Company has sustained an aggregate $159.7 million operating loss for the three year period ended December 31, 2001. The Company had a $68.8 million operating loss in

2001. Although the Company had positive EBITDA of $45.4 million for 1999, $28.5 million for 2000, and $20.4 million for 2001, prior to 1996 the Company had negative EBITDA in each year of its operations, which resulted principally from expenditures associated with the growth of its subscriber base.

         The Company expects that its traditional paging operations will generate EBITDA at a declining rate over the next year, which will be used primarily to help fund the Company's wireless data operations. The Company cannot assure that its traditional paging operations will continue to generate EBITDA or that its consolidated operations will become profitable or generate positive EBITDA. If the Company does not generate positive EBITDA, it may not be able to fund its operations or make any required debt service payments.

         4.       HIGHLY COMPETITIVE MARKET

         The Company faces significant competition in all of its markets. Many of its competitors, which include regional and national paging companies, providers of broadband personal communications services and certain regional telephone companies, possess significantly greater financial, technical and other resources. The Company's competitors could adversely affect its results of operations by devoting additional resources to the wireless data or traditional paging business or focusing their strategy on the Company's marketing and product niches. In addition, a number of telecommunications companies (including broadband PCS providers) have constructed or are in the process of constructing nationwide networks that offer services similar to the Company's services, including wireless data services such as 2way messaging.

         5.       SUBSCRIBER DISCONNECTIONS

         The Company's results of operations are significantly affected by subscriber disconnections. In order to realize net growth in units in service, disconnected users must be replaced and additional users must be added. The sales and marketing costs associated with attracting new subscribers are substantial relative to the costs of providing service to existing customers. For 1999, 2000 and 2001 consolidated average monthly disconnection rates were 3.1%, 3.8% and 5.1%, respectively.

         6.       DEPENDENCE ON KEY PERSONNEL

         The Company's future success depends to a significant extent on the continued services of its key executive officers. The Company has a retention plan that covers, among others, all of its executive officers. The Company has entered into non-competition agreements with all of its executive officers. The Company's ability to retain or attract key personnel may be adversely affected by its bankruptcy case. The loss or unavailability of one or more of our executive officers, or its inability to attract or retain key employees in the future, could adversely affect its operations.

         7.       TECHNOLOGICAL RISK

         The telecommunications industry is characterized by rapid technological change. Future technology advances in the industry may result in the availability of new services or products that could compete directly with the Company's wireless data and paging services. Changes in technology could also lower the cost of competitive products and services to a level where the Company's products and services become less competitive or the Company is required to reduce the prices of its services. In particular broadband PCS networks have been constructed that are now offering 2.5G data services and will do so over larger and larger territories as the years progress, thus diminishing the competitive advantage of the Company's ReFLEX wireless data services. The current 2.5G and the still to be introduced 3G wireless data services offered by broadband PCS competitors will be able to deliver data to handsets at much higher speeds and at lower cost per megabyte of data that the Company's system.

         8.       SUPPLIERS

         The reorganization may adversely affect the Company's ability to obtain supplies and services from vendors on acceptable terms. Suppliers may require the Company to pre-pay or pay upon delivery ("C.O.D.") for goods and services, and/or impose other terms and conditions which may have an adverse impact on the Company's ability to operate its business and to deliver products and services to its customers. The Company's customers may seek alternative sources for the Company's services, and the Company may be less able to establish new customer relationships. In addition, the reorganization also may hinder our ability to attract and retain qualified personnel.

         The Company does not manufacture any of the subscriber devices or infrastructure equipment used in its operations. Historically, the Company bought subscriber devices primarily from Motorola, Percomm and Glenayre and were dependent on such manufacturers to obtain sufficient inventory for new subscriber and replacement needs. Motorola announced that it will discontinue production of subscriber devices in 2002. The Company believes Motorola intends to sell this product line to another manufacturer. Glenayre has sold its designs and facilities for production of wireless data subscriber devices that will use the next generation of ReFLEX(R) software. The success of the Company's business plan for 2003 and beyond is dependent on its ability to purchase subscriber devices in adequate quantities to meet our customers' demands. The Company's inability to fulfill customers' orders based on shipment delays or the unavailability of devices would materially adversely impact the Company's projected units in service, business and results of operations in 2003 and beyond.

         The Company has purchased terminals, transmitters, receivers and other infrastructure equipment primarily from Glenayre. The Company has been dependent on Glenayre for sufficient infrastructure equipment to meet its expansion and replacement requirements. In May 2001, Glenayre announced its intention to discontinue operations of its wireless messaging business unit. Glenayre further announced a "last time buy" for many wireless messaging products. The Company has also been dependent on Motorola and Glenayre to continue to develop and improve ReFLEX(R) technology so that the technology remains competitive in the marketplace. While the Company believes Glenayre's discontinuance of its wireless messaging product line will not adversely affect the Company, it cannot assure that Glenayre or any other manufacturer will continue to produce infrastructure equipment or to develop ReFLEX technology in a manner and within the timeframe desired or required by the Company.

         Like many other national paging companies, the Company's network depends on the continued availability of satellite communications. The Company utilizes two satellites to control most of its network. Each satellite has the additional capacity to provide the service now provided by both. The mechanical failure of a satellite would create a service outage in the part of the Company's network served by that satellite until it is able to re-orient the satellite dish antennas at each transmission site to receive signals from the other satellite or a back-up satellite. The simultaneous failure of both satellites could have a material adverse effect on the Company's operations. The Company does not carry insurance against this type of event.

         9.       GOVERNMENT REGULATION

         The Company and the rest of the wireless communications industry are subject to regulation by the FCC and various state regulatory agencies. From time to time, legislation and regulations could be adopted that could adversely affect the Company's business.

                                      XIII.
                           FIRST DAY AND OTHER MOTIONS

         On May 23, 2001, the Debtors sought approval from the Bankruptcy Court of certain motions and applications (the "First Day Motions") which the Debtors filed simultaneously with its petition for relief commencing the Chapter 11 Cases. Set forth below is a brief summary of the First Day Motions and other motions filed by the Debtors in the Chapter 11 Cases.

A. SCHEDULING OF HEARING AND NOTICE PROCEDURES REGARDING APPROVAL OF DISCLOSURE STATEMENT FOR JOINT PLAN OF REORGANIZATION.

         On ________ __, 2002, the Court entered an order in respect of the Debtors' motion seeking, among other things, approval of this Disclosure Statement (the "Disclosure Statement Motion"), scheduling a hearing held on _______ __, 2002, to consider whether this Disclosure Statement contained adequate information pursuant to Section 1125 of the Bankruptcy Code and approving notice procedures in connection with such hearing. In addition to seeking to schedule a hearing, notice procedures and the adequacy of the Disclosure Statement itself, by the Disclosure Statement Motion, the Debtors also sought to schedule the Confirmation Hearing, notice and objection procedures with respect thereto and to establish, as more fully set forth herein and in the Disclosure Statement Order, procedures for the allowance and/or estimation of certain Claims or Classes of Claims and/or Interests, as the case may be. On _________ __, 2002, the Court entered an order approving the Disclosure Statement Motion.

B. RETENTION OF WINSTEAD SECHREST & MINICK P.C. AS COUNSEL TO DEBTORS AND DEBTORS IN POSSESSION AND DAVIS POLK & WARDWELL AS SPECIAL COUNSEL TO DEBTORS AND DEBTORS IN POSSESSION.

         The Debtors retained Winstead Sechrest & Minick P.C. ("Winstead") as their bankruptcy attorneys in these Chapter 11 Cases. On June 13, 2001, the Court entered an order approving the retention of Winstead. Winstead provided advice prior to the Petition Date and have continued to act as Debtors' bankruptcy attorneys in these Chapter 11 Cases. In addition to Winstead, the Debtors retained Davis Polk & Wardwell ("Davis Polk") as Special Counsel under 11 U.S.C. Section 327(e). Davis Polk served as the Debtors' primary general counsel prior to these Chapter 11 Cases and has continued to provide advice to Debtors throughout the Chapter 11 Cases.

C. GREENHILL & CO., LLC AS FINANCIAL ADVISORS TO DEBTORS AND DEBTORS IN POSSESSION.

         Prior to the Petition Date, the Debtors retained Greenhill & Co., LLC ("Greenhill") to provide financial advisory services. The Lenders and the Committee objected to the terms of Greenhill's engagement, specifically, the terms of a restructuring fee to be paid to Greenhill upon the successful reorganization of Debtors' businesses. On August 17, 2001, after various modifications were made to Greenhill's proposed compensation, the Court approved the Debtors' application to employ Greenhill as their financial advisors. Specifically, the Court approved Greenhill's retention as financial advisor and substantially approved the terms of Greenhill's retention. Pursuant to the Court's request, the parties were able to negotiate a resolution to the filed objection.

D.       RETENTION OF BANKRUPTCY SERVICES, LLC ("BSL") AS CLAIMS AND NOTICING
         AGENT.

         On June 11, 2001, the Court entered an order approving the employment of Bankruptcy Services, LLC ("BSL") to act as claims and noticing agent to, among other things, (i) transmit, receive, docket and maintain claims; (ii) process other administrative information and (iii) tabulate acceptances and rejections of Debtors' plan of reorganization. Debtors determined that BSL was well-qualified to serve in this capacity and that BSL's retention was in the best interests of Debtors' Estates and their creditors, based upon its experience and the competitiveness of its fees.

E.       EMPLOYEE CLAIMS AND EXISTING BENEFIT PROGRAMS

         The Debtors obtained an order authorizing the Debtors to pay and honor their prepetition obligations to certain employees in the ordinary course of business. This relief should enable the Debtors to maintain its excellent relationships with their employees.

F.       CASH MANAGEMENT SYSTEM

         Pursuant to this motion, the Debtors obtained authorization to use their current cash management system and bank accounts.

G.       DIP FINANCING

         On June 17, 2001, the Debtors obtained entry of a final order permitting borrowings under the DIP Facility. See Section I.D.2 of this Disclosure Statement.

H.       EXCLUSIVITY

         The Debtors obtained an initial extension of the exclusive, 120 day period in which only the they may file a plan of reorganization, from approximately September 2, 2001 until December 17, 2001. In December 2001, this exclusive period was again extended, without opposition, until January 21, 2002. On January 17, 2002, the Bankruptcy Court granted a further extension of exclusivity until February 19, 2002, and the Debtors' exclusive right to solicit acceptances of a plan was extended until April 19, 2002.

                                      XIV.
                            MISCELLANEOUS PROVISIONS

         Certain additional miscellaneous information regarding the Plan is set forth below.

A.       DISSOLUTION OF COMMITTEE(S)

         On the Effective Date, the Committee shall dissolve and members shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases.

B.       PAYMENT OF STATUTORY FEES

         All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date. Any such fees accrued after the Effective Date will constitute an Allowed Administrative Claim and be treated in accordance with Section 2.01 of the Plan.

C.       DISCHARGE OF DEBTORS

         Except as otherwise provided in the Plan or in the Confirmation Order:
(1) the rights afforded in the Plan and the treatment of all Claims and Interests therein, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors and the Debtors in Possession, or any of their assets or properties, (2) on the Effective Date, all such Claims against, and Interests in the Debtors shall be satisfied, discharged and released in full and (3) all Persons and Entities shall be precluded from asserting against any

Debtor or Reorganized WebLink, their successors or their assets or properties any other or further Claims or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

D.       MODIFICATION OF PLAN

         Subject to the limitations contained in the Plan, (1) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order and (2) after the entry of the Confirmation Order, the Debtors or Reorganized WebLink, as the case may be, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

E.       REVOCATION OF PLAN

         The Debtors reserve the right, at any time prior to the entry of the Confirmation Order, to revoke and withdraw the Plan.

F.       PLAN CONTROLS

         To the extent there is an inconsistency or ambiguity between any term or provision contained in the Disclosure Statement and the terms and provisions of the Plan, the Plan shall control.

G.       SUCCESSORS AND ASSIGNS

         The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

H.       RESERVATION OF RIGHTS

         Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by the Debtors with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to the Holders of Claims or Interests prior to the Effective Date.

I.       SECTION 1146 EXEMPTION

         Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security under the Plan, or the making or delivery of an instrument of transfer under the Plan, may not be taxed under any law imposing a stamp tax or similar tax.

J.       COMPLIANCE WITH TAX REQUIREMENTS

         In connection with the consummation of the Plan, the Debtors and Reorganized WebLink, as applicable, shall comply with all withholding and reporting requirements imposed by any taxing authority or other governmental unit, and all distributions hereunder shall be subject to such withholding and reporting requirements.

K.       FURTHER ASSURANCES

         The Debtors, Reorganized WebLink and all Holders of Claims receiving distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver


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

any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

L.       SERVICE OF DOCUMENTS

         Except as otherwise provided by order of the Bankruptcy Court, any pleading, notice or other document required by the Plan to be served on or delivered to the Debtors shall be sent by first class U.S. mail, postage prepaid to:

                                    WEBLINK WIRELESS, INC.
                                    PAGEMART PCS, INC.
                                    PAGEMART II, INC.
                                    3333 Lee Parkway
                                    Dallas, Texas 75219
                                    Attn: General Counsel

                           with copies to:

                                    DAVIS POLK & WARDWELL
                                    450 Lexington Avenue
                                    New York, New York 10017
                                    Attn: Ulrika Ekman, Esq.

                                    and

                                    WINSTEAD SECHREST & MINICK P.C.

                                    1201 Elm Street, Suite 5400
                                    Dallas, Texas 75270
                                    Attn: Michael A. McConnell, Esq.

                                    777 Main Street, Suite 1100
                                    Fort Worth, Texas 76102
                                    Attn: J. Michael Sutherland, Esq.


M.       POST-EFFECTIVE DATE FEES AND EXPENSES

         From and after the Effective Date, Reorganized WebLink shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred by Reorganized WebLink, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

N.       PLAN SUPPLEMENT

         Forms of the New Certificate of Incorporation and New By-Laws, New Credit Facility, New Tranche A Term Notes, New Tranche B PIK Notes, Restricted Stock Plan, Severance Plan, CEO Employment Agreement and related collateral documents shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least 10 days prior to the last day upon which holders of Claims may vote to accept or reject the Plan. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of the Plan Supplement upon written request to the Debtors in accordance with Section 12.12 of the Plan. The Debtors shall agree to the forms of the agreements and other documents not included in the Plan Supplement as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. To the extent any such agreements and documents are not included in the Plan Supplement, they shall be Filed with the Bankruptcy Court prior to the hearing on confirmation of the Plan.

O.       SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE

         As of and subject to the occurrence of the Confirmation Date, (i) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation Section 1125(a) of the Bankruptcy Code, and any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and (ii) the Debtors and their affiliates, agents, directors, officers, employees, advisors and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

P.       FILING OF ADDITIONAL DOCUMENTS

         On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Q.       REQUEST FOR EXPEDITED DETERMINATION OF TAXES

         Reorganized WebLink shall have the right to request an expedited determination under Section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date, through, and including, the Effective Date.


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

                                       XV.
                                 RECOMMENDATION

         In the opinion of the Debtors, the Plan is preferable to the alternatives described herein because it provides for a larger distribution to the Holders than would otherwise result in a liquidation under Chapter 7 of the Bankruptcy Code. In addition, any alternative other than confirmation of the Plan could result in extensive delays and increased administrative expenses resulting in smaller distributions to the Holders of Claims and Interests. ACCORDINGLY, THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE ON THE PLAN SUPPORT CONFIRMATION OF THE PLAN AND VOTE TO ACCEPT THE PLAN.

Dated: April __, 2002



                                                     Respectfully Submitted,

                                                     WEBLINK WIRELESS, INC.,
                                                     PAGEMART PCS, INC. AND
                                                     PAGEMART II, INC.



                                            By:
                                                     ---------------------------
                                                     Name:
                                                     Title:


Prepared by:


DAVIS POLK & WARDWELL
Ulrika Ekman
David D. Tawil
450 Lexington Avenue
New York, New York 10017
(212) 450-4000

SPECIAL COUNSEL TO DEBTORS AND DEBTORS IN POSSESSION


         and


WINSTEAD SECHREST & MINICK P.C.
Michael A. McConnell
1201 Elm Street, Suite 5400
Dallas, Texas 75270
(214) 745-5400

J. Michael Sutherland
777 Main Street, Suite 1100
Fort Worth, Texas 76102
(817) 420-8200

COUNSEL TO DEBTORS AND DEBTORS IN POSSESSION


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